UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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APOLLO EDUCATION GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF FISCAL YEAR 2014 ANNUAL MEETINGS OF CLASS A AND CLASS B SHAREHOLDERS

	Class B Shareholders	Class A Shareholders

Time and Date	5:00 p.m., local time, on January 7, 2015	1:00 p.m., local time, on January 20, 2015

Place	Telephonic	Rooms 101 and 102 on the first floor of Apollo’s principal executive offices located at 4025 South Riverpoint Parkway, Phoenix, Arizona, 85040

Items of Business
•  To elect the Directors of Apollo to serve for a one-year term, each until his or her successor is duly elected.
•  To ratify the appointment of Deloitte & Touche LLP as Apollo’s independent registered public accounting firm for the fiscal year ending August 31, 2015.
• To receive the results of the fiscal year 2014 Annual Meeting of the Class B Shareholders. • To raise questions with the Company.

Record Date	December 12, 2014	December 12, 2014

Voting
Only Class B Shareholders of record at the close of business on the Record Date are entitled to notice of, and to attend and vote at, the fiscal year 2014 Annual Meeting of Class B Shareholders or any adjournment or postponement thereof.

Class A Common Stock is not voting stock. Only Class A Shareholders of record at the close of business on the Record Date are invited to attend the fiscal year 2014 Annual Meeting of Class A Shareholders and any adjournment or postponement thereof.

Sincerely,

/s/ Brian L. Swartz

Brian L. Swartz
Senior Vice President and Chief Financial Officer

Phoenix, Arizona
December 29, 2014

We are not asking you for a proxy and you are requested not to send us a proxy.

In this information statement, we refer to Apollo Education Group, Inc. as “the Company,” “Apollo Education Group,” “Apollo,” “we,” “us,” or “our.”
NOTICE REGARDING INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS
We are furnishing information statement materials to our shareholders via the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Information Statement Materials by mail, you will not receive a printed copy of the information statement materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the information statement materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our information statement materials, please follow the instructions included in the Notice of Internet Availability.
We anticipate that the Notice of Internet Availability will be mailed to shareholders on or about December 29, 2014.
INCORPORATION BY REFERENCE
To the extent that this information statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (Exchange Act), the sections of this information statement titled “Board Compensation Committee Report on Executive Compensation” and “Board Audit Committee Report on Audit Related Matters” shall not be deemed to be so incorporated, unless specifically stated otherwise in such filing.

INFORMATION STATEMENT
FOR
FISCAL YEAR 2014 ANNUAL MEETINGS OF CLASS A AND CLASS B SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE INFORMATION STATEMENT AND ANNUAL MEETINGS
Why am I receiving these materials?
Our Board of Directors is providing this information statement to you in connection with Apollo’s fiscal year 2014 Annual Meetings of Class A and Class B Shareholders (collectively, the “Annual Meetings”) to be held as follows:

	Class B Shareholders	Class A Shareholders

Time and Date	5:00 p.m., local time, on January 7, 2015	1:00 p.m., local time, on January 20, 2015

Place	Telephonic	Rooms 101 and 102 on the first floor of Apollo’s principal executive offices located at 4025 South Riverpoint Parkway, Phoenix, Arizona, 85040
As a shareholder of record, you are invited to attend the Annual Meeting for which you own shares.
The purposes of the Annual Meetings are set forth in the accompanying Notice of Fiscal Year 2014 Annual Meetings of Class A and Class B Shareholders and this Information Statement.
Am I entitled to vote at the Annual Meeting?
You are entitled to vote if our records indicate that you owned shares of the Company’s Class B Common Stock as of December 12, 2014 (the “Record Date”). Each share of Class B Common Stock is entitled to one vote, and directors are elected by a plurality of the votes cast by the holders of outstanding Class B Common Stock at a meeting at which a quorum is present at the time of such vote, with such holders entitled to cumulative voting. Class A Common Stock is not voting stock. At the close of business on the Record Date, we had 107,894,214 shares and 475,149 shares of Class A and Class B Common Stock issued and outstanding, respectively, and no shares of Preferred Stock outstanding.
Is this a Proxy Statement?
No. This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Directors and Executive Officers
The names of our directors and executive officers and their ages, positions and business experience as of December 12, 2014 are as follows:

Name	Age	Position
Peter V. Sperling	55	Chairman of the Board
Terri C. Bishop	61	Vice Chair of the Board
Gregory W. Cappelli	47	Chief Executive Officer and Director
Dr. Dana H. Born	54	Director
Matthew Carter, Jr.	54	Director
Richard H. Dozer	57	Director
Dr. Roy A. Herberger, Jr.	72	Lead Independent Director
Dr. Ann Kirschner	63	Director
Robert S. Murley	64	Director
Manuel F. Rivelo	50	Director
Darby E. Shupp	38	Director
Allen R. Weiss	60	Director
J. Mitchell Bowling	48	Senior Vice President and Chief Operating Officer
Gregory J. Iverson	39	Vice President, Chief Accounting Officer and Controller
Sean B.W. Martin	51	Senior Vice President, General Counsel and Secretary
Frederick J. Newton	59	Senior Vice President and Chief Human Resources Officer
Timothy P. Slottow	55	President, University of Phoenix, Inc.
Brian L. Swartz	41	Senior Vice President and Chief Financial Officer
Peter V. Sperling was appointed Chairman of the Board of Directors of Apollo Education Group effective December 31, 2012, and is a co-trustee of the Apollo Class B Voting Stock Trust No. 1. Previously, Mr. Sperling was Vice Chairman of the Board of Apollo Education Group from June 2008 to December 2012, a Senior Vice President of Apollo Education Group from June 1998 to December 2007 and Secretary of Apollo Education Group from June 2006 to December 2007. Mr. Sperling has been with Apollo Education Group since 1983. Mr. Sperling was Vice President of Administration from 1992 to June 1998 and served as Secretary and Treasurer of Apollo Education Group from 1988 to January 2003. From 1987 to 1992, Mr. Sperling was Director of Operations at Apollo Education Corporation. From 1983 to 1987, Mr. Sperling was Director of Management Information Services of Apollo Education Group. Mr. Sperling received his Master of Business Administration from The University of Phoenix and his Bachelor of Arts from the University of California, Santa Barbara. Mr. Sperling is also Chairman of the Board of Directors of Ecliptic Enterprises Corporation and on the Board of Directors of RingRevenue. Mr. Sperling is the son of the late Dr. John G. Sperling.
Mr. Sperling has been with Apollo Education Group since 1983 and brings his wide-ranging knowledge of Apollo Education Group to the Board.
Terri C. Bishop was appointed Vice Chair of the Board of Directors of Apollo Education Group effective December 31, 2012, and is a co-trustee of the Apollo Class B Voting Stock Trust No. 1. She previously served as Executive Vice President, Integrated Academic Strategies and Senior Advisor to the Chief Executive Officers from November 2010 to December 2012. Ms. Bishop has served as a director of Apollo Education Group since March 2009. Ms. Bishop served as Executive Vice President, External Affairs from 2008 to 2010 and Chief Communications Officer and Senior Vice President of Public Affairs of Apollo Education Group from 1999 to 2008, overseeing public and government relations. Except for her service as Executive Vice President of Convene International, an education software company, from 1998 to 1999, Ms. Bishop has been with Apollo Education Group since 1982 and during that time she has served in the areas of institutional licensure and accreditation, curriculum development, institutional research and online learning. She was the founding director of University of Phoenix Online, providing oversight during its first 10 years of start-up and development. Ms. Bishop received her Bachelor’s Degree in Business and Master of Arts in Human Relations and Organizational Management from University of Phoenix. Ms. Bishop was a founding director of the Latino Policy Coalition and served as a Commissioner on the California Student Aid Commission in 2012. She currently serves as Chairman of the John Sperling Foundation and as President and director of Moral Compass Corporation.

Ms. Bishop has been involved with Apollo Education Group since 1982, serving in many capacities, including Executive Vice President, External Affairs, Chief Communications Officer and Senior Vice President of Public Affairs. Her deep knowledge of and diverse experience at Apollo Education Group bring valuable institutional expertise to the Board.
Gregory W. Cappelli serves as Chief Executive Officer of Apollo Education Group. Mr. Cappelli has also been serving as Chairman of Apollo Global, Inc. (“Apollo Global”) since its inception in October 2007 and a director of Apollo Education Group since June 2007. Mr. Cappelli previously served as Executive Vice President of Global Strategy and Assistant to the Executive Chairman from April 2007 to April 2009. Before joining Apollo Education Group, Mr. Cappelli spent ten years as a research analyst for Credit Suisse, where he most recently served as Managing Director and Senior Research Analyst and founded the Credit Suisse Global Services Team. Before joining Credit Suisse, Mr. Cappelli held the position of Vice President and Senior Research Analyst at ABN AMRO.
Mr. Cappelli received his Bachelor of Arts in Economics from Indiana University and his Master of Business Administration from the Brennan School of Business at Dominican University. Mr. Cappelli serves on the National Board of Governors for the Boys and Girls Clubs of America and is also a member of the Board of Trustees for Dominican University. He is a former long-time board member of Everybody Wins!, New York.
As the Chief Executive Officer of Apollo Education Group and Chairman of Apollo Global, Mr. Cappelli brings to the Board the senior leadership perspective of Apollo Education Group, as well as his extensive knowledge of the proprietary education sector.
Dr. Dana H. Born has been a director of Apollo Education Group since March 2014 and is currently a member of the Audit and Compensation Committees. Since 2013, Dr. Born has been a lecturer in public policy at the Center for Public Leadership at Harvard University’s John F. Kennedy School of Government and a Senior Consultant for the Authentic Leadership Institute, a leadership consulting firm. She previously served two terms as the Dean of the Faculty at the United States Air Force Academy where she also served as Chair of the Academy’s Behavioral Sciences and Leadership Department. Dr. Born served in Afghanistan in support of Operation Enduring Freedom in 2009 and 2011; as Squadron Commander from 2000 to 2002; as Deputy Chief of Personnel Issues Team for the Department of the Air Force (DC/S Personnel) from 1998 to 2000; as Speechwriter, Policy Analyst and Aide to the Secretary of the Air Force from 1997 to 1998; as Assistant Director for recruiting research and analysis for the Assistant Secretary of Defense (Force Management Policy) from 1994 to 1997; and as an Exchange Officer with the Royal Australian Air Force from 1986 to 1989. A graduate with distinction of the United States Air Force Academy, Dr. Born holds a Master of Science in Experimental Psychology from Trinity University, a Master of Arts in Research Psychology from the University of Melbourne, and a Ph.D. in Industrial and Organizational Psychology from Penn State University. She is the recipient of the Air Force Distinguished Service Medal, Legion of Merit, Secretary of the Air Force’s Eugene M. Zuckert Management Award and the Air Force Association’s Hoyt S. Vandenberg Award for Aerospace Education. Dr. Born is a member of the International Women’s Forum (Massachusetts), Past-President of the American Psychological Association (Society for Military Psychology), a member of the Board of Trustees of the United States Air Force Academy’s Falcon Foundation serving on the Scholarship Committee, and an accreditor with the North Central Association Higher Learning Commission.
Dr. Born’s extensive military experience provides the Board with senior leadership, management and operations expertise. Her experience as a lecturer at Harvard University’s John F. Kennedy School of Government and as Dean of the Faculty at the United States Air Force Academy also brings higher education expertise to the Board.
Matthew Carter, Jr. has been a director of Apollo Education Group since December 2012 and is a member of the Audit and Finance Committees. Mr. Carter served as President of Sprint Corporation’s Enterprise Solutions business unit, which provides platform solutions serving a broad range of industries and customers in over 165 countries, from 2010 through November 2014. Prior to this role, Mr. Carter served as President of Boost Mobile, part of Sprint’s prepaid group from 2008 to 2010. Previously, he served as Senior Vice President of Base Management at Sprint from 2006 to 2008. Prior to joining Sprint, Mr. Carter served in senior marketing roles at PNC Financial Services Group, Inc., Leap Wireless International, Inc., Royal Bank of Canada and BellSouth Corporation. Mr. Carter also serves on the Board of Directors of USG Corporation. Mr. Carter holds a Bachelor’s Degree from Northwestern University and a Master of Business Administration from Harvard Business School.
Mr. Carter’s experience at Sprint, including his most recent role as President of Sprint Corporation’s Enterprise Solutions, provides the Board with management, operations, senior leadership, telecommunications and international business expertise, and his prior experience brings marketing expertise to the Board.
Richard H. Dozer became a member of the Board of Directors of the Company in December 2011. He is a member of the Audit and Finance Committees. Mr. Dozer served as Chairman of GenSpring Family Office - Phoenix from May 2008 to January 2013. Prior to this role, Mr. Dozer served as principal of CDK Partners, a real estate development and investment company, from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks, a Major League Baseball franchise, from its inception in 1995 until 2006, Vice President and Chief Operating Officer of the Phoenix Suns, a National Basketball Association franchise, from 1987 until 1995, and President of the U.S. Airways Center from 1989 to 1995. Early in his career, he was an Audit Manager with Arthur Andersen, LLP. Mr. Dozer currently serves on the boards of directors of two other publicly traded companies: Swift Corporation and Viad Corporation. Mr. Dozer is Chairman of the Board, Chairman of the Audit Committee and a member of the Nominating and Governance and Compensation Committees of Swift Corporation, and Chairman of the Board, a member of the Audit Committee and Chairman of the Human Resources Committee of Viad Corporation, as well as serves as the lead director. Mr. Dozer also serves on the boards of directors of Blue Cross Blue Shield of Arizona, where he serves as Chairman of the Finance Committee and a member of the Executive, Audit and Human Resources Committees, and Meridian Bank, where he serves as Chairman of the Governance and Nominating Committee and as a member of the Audit Committee. Mr. Dozer is presently on many other boards of directors, including Teach for America - Phoenix, Greater Phoenix Convention and Visitor’s Bureau, and Greater Phoenix Leadership. Mr. Dozer received a Bachelor of Science degree in Business Administration - Accounting from the University of Arizona and is a former Certified Public Accountant.
Mr. Dozer’s experience as Chairman of GenSpring Family Office - Phoenix, principal of CDK Partners, President of the Arizona Diamondbacks, and Vice President and Chief Operating Officer of the Phoenix Suns provides the board with management, senior leadership and operations expertise. He also brings to the Board public company expertise from his service on the boards of two other publicly traded companies, and finance and accounting expertise from his prior experience as a Certified Public Accountant.
Dr. Roy A. Herberger, Jr. has been a director of Apollo Education Group since June 2007 and is currently Lead Independent Director, Chair of the Compensation Committee and, beginning June 24, 2011, Co-Chair of the Nominating and Governance Committee. Dr. Herberger was also a member of the Independent Panel until it was disbanded in September 2010. Dr. Herberger is also President Emeritus of Thunderbird School of Global Management, and served as the school’s President from 1989 until 2004. From 1982 until 1989, he served as Dean of the Edwin L. Cox School of Business at Southern Methodist University. He previously served as Associate Dean for Academic Affairs at the Graduate School of Business at the University of Southern California (USC) and director of the International Business Education and Research Program, also at USC. Dr. Herberger currently serves on the Board of Directors of Pinnacle West Capital Corporation and on the Board of Trustees of the Mayo Clinic. He previously served on the Advisory Board of MedAire Inc. Dr. Herberger holds a Bachelor’s Degree in Business and a Master of Arts in Communication from the University of Texas, Austin. He also holds a Doctoral Degree in Business from the University of Colorado, Boulder.
Dr. Herberger’s experience as President of Thunderbird School of Global Management, Dean of the Edwin L. Cox School of Business at Southern Methodist University and Associate Dean for Academic Affairs at the Graduate School of Business at the University of Southern California provides the Board with extensive expertise in higher education.
Dr. Ann Kirschner has been a director of Apollo Education Group since November 2007, a member of the Compensation Committee since December 2007, a member of the Nominating and Governance Committee since December 2010. Since 2006, Dr. Kirschner has been the University Dean of Macaulay Honors College of The City University of New York. From 1991 to 1994, and from 2001 to 2006, Dr. Kirschner served as president of Comma Communications, a consulting company specializing in higher education and technology, where she focused on strategic planning for public and private universities and education companies. Her career as an entrepreneur in media and technology has included founding Fathom, an online knowledge network, in association with Columbia University. She also co-created NFL SUNDAY TICKET and NFL.COM for the National Football League. Dr. Kirschner is President of the Macaulay Honors College Foundation and serves on the Boards of Directors of Public Agenda, Jewish Womens Archive and the Paul and Daisy Soros Foundation. Previously she served on the Board of Directors of Topps Company, Inc. and Onhealth.com. Dr. Kirschner received her Doctor of Philosophy in English literature from Princeton University, a Master of Arts from the University of Virginia, and a Bachelor of Arts from the State University of New York at Buffalo.
Dr. Kirschner’s experience as University Dean of Macaulay Honors College of The City University of New York and former President of Comma Communications provides the Board with extensive expertise in higher education. Her experience as an entrepreneur also brings to the Board expertise in marketing, media and technology.
Robert S. Murley became a director of Apollo Education Group in June 2011 and is currently Chairman of the Audit Committee, Finance Committee and Special Litigation Committee, and a member of the Nominating and Governance Committee. Mr. Murley is a Senior Adviser to Credit Suisse, LLC. From 1975 to April 2012, Mr. Murley was employed by Credit Suisse and its predecessors. In 2005, he was appointed Chairman of Investment Banking in the Americas. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley serves as a Trustee of Princeton University, Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago, Chairman of the Board of the Lurie Children’s Hospital Foundation, a Trustee of the Museum of Science & Industry in Chicago, Illinois, Chairman of the Board of Overseers of the UCLA Anderson School of Management, and a member of the Board of Directors of Stone Energy

Corporation. Mr. Murley holds a Bachelor of Arts from Princeton University, a Master of Business Administration from the UCLA Anderson School of Management, and a Master of Science from the London School of Economics and Political Science.
Mr. Murley’s experience at Credit Suisse provides the Board with management, operations, senior leadership and international business expertise, and his experience as a Trustee of Princeton University, and as Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, Mr. Murley brings to the Board expertise in the education industry.
Manuel F. Rivelo has been a director of Apollo Education Group since March 2009 and is currently a member of the Compensation Committee, Audit Committee and Special Litigation Committee. Since October 2011, Mr. Rivelo has been employed by F5, currently as Executive Vice President of Strategic Solutions. Mr. Rivelo is responsible for Strategy, Corporate & Business development, Product Management & Marketing and launching new market adjacencies for F5. Prior to joining F5, Mr. Rivelo was employed by Cisco Systems, Inc., an information technology provider, since 1992, most recently as Senior Vice President of Cisco’s Engineering Systems and Operations group. While at Cisco, Mr. Rivelo oversaw multiple businesses and drove technical and solution requirements for Cisco customers of all sizes. He was also responsible for operational excellence, standardization around processes and tools, enabling new business models, and strategic communications. Mr. Rivelo holds a Bachelor’s and Master’s Degree in Electrical Engineering from the Stevens Institute of Technology.
Mr. Rivelo’s experience at F5 as Executive Vice President of Strategic Solutions, and at Cisco Systems, Inc., most recently as Senior Vice President of Cisco’s Enterprise Systems and Operations group, brings technology, management and operational expertise to the Board.
Darby E. Shupp has been a director of Apollo Education Group since March 2011, and is a co-trustee of the Apollo Class B Voting Stock Trust No. 1. Since 2005, Ms. Shupp has served as Controller of Exeter East, LLC, a holding company wholly-owned by the late Dr. John Sperling. Ms. Shupp serves as an officer and/or director of various entities affiliated with Dr. Sperling, including the investment company Moral Compass Corporation and Arcadia Biosciences Inc. Ms. Shupp previously worked for Deloitte & Touche LLP as an Audit Manager serving clients in the business services, manufacturing, and real estate industries. Ms. Shupp holds a Bachelor of Science in Accountancy from Arizona State University and is a Certified Public Accountant.
Ms. Shupp brings management, accounting and audit experience to the Board.
Allen R. Weiss has been a director of Apollo Education Group since March 2012 and is a member of the Audit Committee and Finance Committee. Mr. Weiss retired from The Walt Disney Corporation in November 2011, after nearly 40 years of employment with the company. Most recently, Mr. Weiss served as president of worldwide operations for Walt Disney Parks and Resorts. Prior to serving as president of worldwide operations, he served as president of the Walt Disney World Resort in Lake Buena Vista, Fla. He began his career as a cast member at Walt Disney World, and rose through the ranks to become one of Disney’s most senior leaders. Mr. Weiss serves as a member of numerous civic, community and business groups, including the Board of Directors and the Compensation Committee of Dick’s Sporting Goods; the Advisory Board of Directors of SunTrust Bank, Central Florida and the Advisory Board of Give Kids the World. Mr. Weiss is a graduate of the University of Central Florida, and received his Master of Business Administration from the Crummer Graduate School of Business at Rollins College.
Mr. Weiss’ experience at The Walt Disney Corporation, including as president of worldwide operations for Walt Disney Parks and Resorts, provides the Board with management, operations, senior leadership and international business expertise.
J. Mitchell Bowling was appointed Chief Operating Officer effective December 2013. Prior to joining Apollo Education Group, Mr. Bowling was previously employed by Comcast Corporation since 1997, most recently as Senior Vice President and General Manager, New Businesses since 2009 and as Senior Vice President and General Manager, High Speed Internet from 2006 to 2009. Mr. Bowling received a Bachelor Science in Business Administration from Marshall University.
Gregory J. Iverson was appointed Vice President, Chief Accounting Officer and Controller in March 2009. He served as Vice President and Corporate Controller from April 2007 to March 2009. He joined the Company from US Airways Group, Inc. where he served as Director, Financial Reporting from 2006 to 2007. Previously, he was Director, Assistant Corporate Controller with EaglePicher Incorporated from 2003 to 2006. Mr. Iverson began his career in public accounting and worked as Assurance Manager with Arthur Andersen, LLP and Deloitte & Touche LLP. He graduated summa cum laude from The University of Idaho with a Bachelor of Science in Business. Mr. Iverson is a Certified Public Accountant.
Sean B. W. Martin was appointed Senior Vice President, General Counsel and Secretary in September 2010. Mr. Martin previously served in various legal capacities at Amgen commencing in 2005, including most recently as Vice President of Corporate Law and Assistant Secretary. At Amgen, Mr. Martin managed corporate legal matters, including corporate governance, SEC filings, merger and acquisition activity, investor relations and complex regulatory issues, and handled contracting, sales, marketing, reimbursement, antitrust and pricing issues. From 2000 to 2005, Mr. Martin served as Vice President and Deputy General Counsel at Fresenius Medical Care North America where he oversaw commercial litigation, regulatory affairs and other legal matters. From 1998 to 2000, Mr. Martin was a litigation partner at the law firm Foley &

Lardner, focusing on corporate compliance, health care fraud and abuse, internal investigations and commercial litigation. Prior to that, Mr. Martin spent nearly nine years as Assistant U.S. Attorney for the Northern District of Illinois. In addition, he has served as an adjunct professor at the Loyola University School of Law. Mr. Martin earned a Bachelor of Arts in History from the University of Michigan, as well as a Juris Doctor from Harvard Law School, where he graduated magna cum laude. After law school, he clerked for the Honorable Andrew J. Kleinfeld, U.S. District Court Judge (D. Alaska).
Frederick J. Newton was appointed Senior Vice President and Chief Human Resources Officer in March 2009. Prior to joining Apollo Education Group, from 2006 to 2009, Mr. Newton held the position of Chief People Officer at SSC Schottenstein Stores Corporation, a privately held holding company consisting of numerous legal brands including DSW, Inc., American Eagle Outfitters, American Signature Furniture, Filene’s Basement, Judith Leiber and Steuben Glass. From 2002 to 2006 Mr. Newton served as Executive Vice President and Chief Administrative Officer at Cinergy Corp. From 1998 to 2002 he served as Senior Vice President and Chief Administration Officer at LG&E Energy Corporation. Prior to joining LG&E Energy Corporation, Mr. Newton was part of the senior management team at Venator Corp. (parent company of Footlocker and Champs Sports, among others) and Unilever/Lever Brothers Co. Mr. Newton began his corporate career at Pepsico/Frito-Lay, Inc. and prior to that, he spent seven years as an officer and aviator in the United States Navy. Mr. Newton has a Bachelor of Science in Business Administration from the University of Rhode Island, a Master of Business Administration in Labor Relations from San Diego State University and has completed the Advanced Management Program at Harvard Business School. Mr. Newton serves on the Board of Directors for Expect More Arizona and the Phoenix/Tucson Region of Teach for America.
Timothy P. Slottow was appointed as President of University of Phoenix effective in June 2014. Prior to this role, he served as Executive Vice President and Chief Financial Officer at the University of Michigan from May 2003 to June 2014 and was responsible for the university’s annual operating revenues, financial and physical assets. He has also held positions as Assistant Vice President at Amtrak, Director of Policy and Planning for the City of Seattle and Manager in the Northwest practice at Accenture (formerly Andersen Consulting). Mr. Slottow serves on the Board of Directors for Greater Phoenix Economic Council and Rockpoint School. Mr. Slottow earned his Bachelor of Arts degree from the University of California, Berkeley, and a Master of Business Administration from the University of Washington.
Brian L. Swartz was appointed Chief Financial Officer in March 2009 and Senior Vice President of Finance in June 2007. Mr. Swartz previously served as Treasurer from March 2009 to February 2010, Chief Accounting Officer from February 2007 to March 2009 and Vice President, Corporate Controller and Chief Accounting Officer from February 2007 to June 2007. Prior to joining the Company, Mr. Swartz was with EaglePicher Incorporated, a technology and industrial products and services company, from 2002 to 2006, as its Vice-President and Corporate Controller. At EaglePicher, Mr. Swartz was an integral member of their senior management team and successfully guided the company through a bankruptcy restructuring. From 1994 to 2002, Mr. Swartz was at Arthur Andersen, LLP, where he had primary responsibilities in international audit and due diligence projects. He graduated from the University of Arizona with a Bachelor of Science in Accounting and was a member of the Warren Berger Entrepreneurship Program. Mr. Swartz is a Certified Public Accountant. Mr. Swartz serves on the Board of Directors and executive committees of the Phoenix Children’s Hospital Foundation and the Greater Phoenix Chamber of Commerce. He also serves as the Chairman of the Board of Phoenix Children’s Hospital Foundation.

Corporate Governance and Board Matters
We believe that our corporate governance procedures and practices, several of which are summarized below, are a critical part of our corporate culture. We also believe it is important that shareholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on the Investor Relations section of our website at http://www.apollo.edu.
Code of Business Ethics
We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. We have adopted a Code of Business Ethics that applies to all employees, including our directors, principal executive officer, principal financial officer, principal accounting officer and various other departments throughout Apollo. Our Code of Business Ethics, which is available on the Investor Relations section of our website at http://www.apollo.edu, provides clear conflict of interest guidelines, as well as an explanation of reporting and investigatory procedures.
If we make any amendment to, or grant any waiver from, a provision of the Code of Business Ethics which requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons for the amendment or waiver on our website at http://www.apollo.edu.
Board Leadership Structure and Director Independence
Peter Sperling serves as the Chairman of the Board of Directors. Our Chief Executive Officer, Gregory W. Cappelli, also serves as a member of our Board of Directors. We believe that this Board leadership structure, which separates the Chairman of the Board and Chief Executive Officer roles, is appropriate because Mr. Sperling, as the holder of a significant amount of our nonvoting Class A Common Stock and one of two holders of our voting Class B Common Stock, is uniquely well-positioned to represent the interests of stockholders. In particular, the Board of Directors believes that this structure clarifies the individual roles and responsibilities of Mr. Sperling and Mr. Cappelli, streamlines decision-making and promotes accountability in the management of the Company. The duties of the Chairman of the Board include:

•	Presiding over all meetings of the Board;

•	Preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of the Board;

•	Presiding over meetings of Shareholders, when appropriate; and

•	Such other duties as may be assigned by the Board from time to time.
We are a “Controlled Company” as defined in Rule 5615(c)(1) of the NASDAQ Listing Rules, because more than 50% of the voting power of our outstanding voting common stock is owned by an irrevocable trust, of which Mr. Sperling, Ms. Bishop and Ms. Shupp are co-trustees. As a consequence, under NASDAQ Listing Rule 5615(c)(2), we are exempt from certain requirements of NASDAQ Listing Rule 5605, including that (a) our Board be composed of a majority of independent directors (as defined in NASDAQ Listing Rule 5605(a)(2)), (b) we have a compensation committee composed solely of independent directors and (c) nominations to the Board of Directors are made by a majority of the independent directors or a nominations committee composed solely of independent directors. However, NASDAQ Listing Rule 5605(b)(2) does require that our independent directors have regularly scheduled meetings at which only independent directors are present (“executive sessions”) and Internal Revenue Code Section 162(m) (“Code Section 162(m)”) does require a compensation committee of outside directors (within the meaning of Code Section 162(m)) to approve certain grants to executive officers in order for us to be able to deduct such grants as an expense for federal tax purposes. Notwithstanding the foregoing exemptions, we do have a majority of independent directors on our Board of Directors and each of our standing committees, including the Compensation Committee, Audit Committee and Nominating and Governance Committee, is composed solely of independent directors.

In addition, the Board has a Lead Independent Director who presides over the executive sessions of the independent directors. The independent directors, who are identified in “Board Committees” below, met five times during fiscal year 2014. The authority and responsibilities of the Lead Independent Director are detailed in a Board-approved Charter, available on the Investor Relations section of our website at http://www.apollo.edu, and include the following:

•	Advising senior management as to the information, agenda and meeting schedules for the Board of Directors and Board Committee meetings;

•
Advising senior management as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to perform their duties effectively;

•	Recommending to senior management the retention of advisers and consultants who report directly to the Board of Directors;

•
Assisting the Board of Directors, the Board’s Nominating and Governance Committee and the officers of the Company in ensuring compliance with and implementation of significant corporate governance standards;

•	Developing agendas for and serving as Chairman of meetings of the Board’s independent directors;

•	Serving as principal liaison between the independent directors and senior management on strategy, policy and other matters;

•	Recommending to the Nominating and Governance Committee and to the Chairman the membership of the various Board Committees, as well as the selection of Committee chairmen; and

•	Chairing meetings of the Board of Directors when the Chairman and Vice Chairman are not present.
The Board believes that the foregoing leadership structure provides an appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.
Board Role in Risk Management Oversight
The Board of Directors as a whole has responsibility for risk management oversight, and reviews of certain areas are conducted by specific committees of the Board. In connection with the Board’s consideration and evaluation of enterprise-level risks facing Apollo, the Board is informed of developments that could affect our risk profile or other aspects of our business. The following risks are monitored by the full Board through their periodic review and approval of our annual operating plan:

•	Strategic risk, which relates to our ability to properly define and achieve our high-level goals and mission;

•	Operating risk, which relates to the effective and efficient use of resources and pursuit of opportunities; and

•	Regulatory risk, which relates to our compliance with federal, state and foreign regulation of educational institutions.
Additionally, the Audit Committee of the Board of Directors discusses with senior management the guidelines and policies governing the process by which management assesses and manages major financial risks, and the Compensation Committee considers the risks associated with our compensation policies and practices, including both executive compensation and other general compensation matters.
While the Board oversees our risk management processes in connection with its review and approval of our annual operating plan, Apollo management is responsible for identifying, assessing and managing risk. We believe this division of responsibility is an appropriate approach for addressing the risks we face and believe that our Board leadership structure is consistent with this approach.

Board Committees
The Board of Directors includes the following standing committees:

(1)	Audit Committee;

(2)	Compensation Committee;

(3)	Nominating and Governance Committee;

(4)	Special Litigation Committee; and

(5)	Finance Committee.
The Audit, Compensation, and Nominating and Governance Committees meet regularly. The Special Litigation and Finance Committees meet on an ad hoc basis. The Audit, Compensation, Nominating and Governance and Finance Committees each have a written charter approved by the Board of Directors, all of which are available on the Investor Relations section of our website at http://www.apollo.edu.
At each regularly scheduled Board of Directors meeting, a member of each Committee reports the matters addressed by the respective Committee. The Board of Directors and each Committee, as applicable, regularly reviews the Committee charters. The charters provide that each member must be independent as such term is defined by the NASDAQ Listing Rules.
The chart below identifies the current members of the Board of Directors and its committees as of December 12, 2014:

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee	Special Litigation Committee	Finance Committee
Peter V. Sperling	Chair	—	—	—	—	—
Terri C. Bishop	Member	—	—	—	—	—
Gregory W. Cappelli	Member	—	—	—	—	—
Dr. Dana H. Born(1)(2)	Member	Member	Member	—	—	—
Matthew Carter, Jr.(2)	Member	Member	—	—	—	Member
Richard H. Dozer(2)	Member	Member	—	—	—	Member
Dr. Roy A. Herberger, Jr.(2)	Member	—	Chair	Chair	—	—
Dr. Ann Kirschner(2)	Member	—	Member	Member	—	—
Robert S. Murley(2)	Member	Chair	—	Member	Chair	Chair
Manuel F. Rivelo(2)	Member	Member	Member	—	Member	—
Darby E. Shupp	Member	—	—	—	—	—
Allen R. Weiss(2)	Member	Member	—	Member	—	Member
(1) Dr. Born joined the Board on March 20, 2014.
(2) Independent Director
Audit Committee
The Company has a standing Audit Committee which met which eight times during fiscal year 2014 and complies with the standards of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The main function of our Audit Committee is to oversee our accounting and financial reporting processes, and its responsibilities include:

•
Reviewing the Company’s quarterly and annual financial statements and related press releases and filings with the SEC and discussing such items with management and the Company’s independent registered public accounting firm prior to issuance and filing with the SEC.

•
Reviewing and discussing with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s internal controls and procedures and the Company’s critical accounting policies.

•	Appointing, determining funding for and overseeing the work of the Company’s independent registered public accounting firm.

•	Reviewing on an ongoing basis, and at least annually, all reportable related party transactions. See “Certain Relationships and Transactions with Related Persons” below.
The Board of Directors has determined that Richard H. Dozer, Robert S. Murley and Allen R. Weiss are audit committee financial experts as defined in Item 407(d) of Regulation S-K. Each member of the Audit Committee is an independent director and satisfies the standards for a member of an audit committee in accordance with the NASDAQ Listing Rules.

Compensation Committee
The Company has a standing Compensation Committee which met nine times during fiscal year 2014. The principal purpose of our Compensation Committee is to oversee our executive officer compensation plans and programs. The Compensation Committee’s responsibilities include:

•	Establishing the overall compensation philosophy governing executive officer compensation.

•	Reviewing and approving salaries, bonuses, equity awards, termination packages, and other compensation and benefit arrangements for our executive officers.

•	Reviewing and approving the selection of our comparator and education peer groups.

•	Administering our Amended and Restated 2000 Stock Incentive Plan (“2000 Stock Incentive Plan”) for equity grants and our executive officer annual cash bonus plan.

•	Recommending equity retention guidelines for our executive officers and non-employee Board members.

•	Making recommendations regarding the compensation of our non-employee directors.

•
Reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure and the related tabular presentations regarding named executive officer compensation (collectively, “the disclosures”) and, based on this review and discussions, making a recommendation to include the disclosures in our annual public filings.

Each member of the Compensation Committee is an independent director as defined in the NASDAQ Listing Rules and an outside director as defined in Code Section 162(m).
The Compensation Committee has the authority to engage its own outside advisors for assistance in carrying out its responsibilities. During fiscal year 2014, the Compensation Committee continued to retain Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. The nature and scope of services rendered by Pearl Meyer to the Compensation Committee are described further in Compensation Discussion and Analysis below. Pearl Meyer did not perform any other professional services for the Company and did not receive any compensation from us during fiscal year 2014 other than for services rendered to the Compensation Committee.
The Equity Award Subcommittee of the Compensation Committee has the authority, within specified parameters, to make awards under the 2000 Stock Incentive Plan to faculty members and newly hired individuals. The Equity Award Subcommittee members are Dr. Roy A. Herberger, Jr. and Dr. Ann Kirschner. The Equity Award Subcommittee did not meet during fiscal year 2014. The Equity Award Subcommittee charter is available on the Investor Relations section of our website at http://www.apollo.edu.
Nominating and Governance Committee
The Nominating and Governance Committee, which met twice during fiscal year 2014, considers candidates for director nominees identified by the Committee, and proposed by other directors, Company management or holders of our voting Class B Common Stock, which is our only class of stock entitled to vote on the election of directors. Currently, all of our outstanding Class B Common Stock is beneficially owned by Mr. Sperling and the Apollo Class B Voting Stock Trust No. 1, of which Mr. Sperling, Ms. Bishop and Ms. Shupp are co-trustees. The Nominating and Governance Committee’s responsibilities include:

•	Developing qualification criteria for candidates for membership on the Board of Directors.

•	Developing a process for identifying and evaluating candidates for membership on the Board.

•	Recommending to the Board candidates for election to the Board at the annual meeting or to fill the unexpired term of any vacancy existing on the Board.

•	Assessing the size and composition of the Board and recommending changes as appropriate.

•	Consulting with the Chairman of the Board regarding the composition of standing committees of the Board.

•	Recommending continuing education courses for Board members.

•	Facilitating the periodic evaluation of the collective performance of the Board and each of its committees.
The Nominating and Governance Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. The Committee believes that it is desirable for the directors to possess a mix of functional skills, cultural perspectives, and geographic representation. In particular, the Committee endeavors to collectively establish a number of key areas of expertise on the Board, including management, accounting and finance, industry knowledge, marketing, political and regulatory matters, educational policy and administration, and international markets. In selecting nominees, the Committee assesses candidates’ independence, business acumen, personal and professional ethics, integrity, values and willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board and the degree to which the candidate possesses one or more of the foregoing key areas of expertise for directors, including areas not then represented on the Board. All members of the Board are given the opportunity to interview final candidates. As part of its periodic self-evaluation of its effectiveness, the Nominating and Governance Committee also considers the degree to which the directors collectively possess the foregoing key areas of expertise.
The Nominating and Governance Committee does not have a policy regarding the consideration of director candidates recommended by holders of our Class A Common Stock. The Board believes this is appropriate because only the holders of our Class B Common Stock participate in the election of directors.
The Nominating and Governance Committee met twice during fiscal year 2014 and each member of this committee is an independent director as defined in the NASDAQ Listing Rules.
Special Litigation Committee
The Special Litigation Committee, which met once during fiscal year 2014, investigates, reviews and analyzes the facts, transactions, events and circumstances relating to certain claims and any related actions or proceedings filed by shareholders on behalf of the Company against any of its current or former directors, officers or employees. The Special Litigation Committee is also charged with considering and determining whether or not the prosecution of some or all of the claims is in the best interest of the Company and its shareholders, and what actions, if any, to take with respect to them. The claims include claims of wrongdoing regarding certain current and past directors, officers and employees of the Company and demands that the Board undertake an investigation by shareholder Daniel Himmel.
Finance Committee
The Finance Committee, which met five times during fiscal year 2014, reviews and makes recommendations to the Board regarding certain financial matters, including the Company’s cash position, capital structure, financing strategies, dividend policy, insurance program, investment policy, interest rate and foreign exchange risk management policies, share repurchases, and business transactions. The specific responsibilities of the Finance Committee are set forth in the Finance Committee charter which is available on the Investor Relations section of our website at http://www.apollo.edu.
Attendance
During fiscal year 2014, the Board of Directors met on six occasions. Each incumbent Board member attended at least 80% of all Board of Directors and applicable Committee meetings during the periods that he or she served on the Board or such Committee(s).
We do not have a formal policy mandating attendance by members of the Board of Directors at our annual shareholders meetings. No independent directors attended our fiscal year 2013 Annual Meetings of Class A or Class B Shareholders.
Monitoring Board Effectiveness
Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. In addition, our Nominating and Governance Committee is charged with annually reviewing the Board of Directors and its membership.
Hiring Outside Advisors
Our Board of Directors and each of its Committees may retain outside advisors and consultants of their choosing at the Company’s expense, without management’s consent.
Communications with the Board of Directors
Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to the Company at Apollo Education Group, Inc., Attention: Investor Relations, 4025 South Riverpoint Parkway, Phoenix, Arizona, 85040. Shareholders who would like their submission directed to a specific member of the Board may so specify, and the communication will be forwarded, as appropriate.
Director Nominees
All of the incumbent directors are nominees for re-election at the Annual Meeting of Class B Shareholders. The Nominating and Governance Committee, consisting solely of independent directors as determined under the rules of the NASDAQ Listing Rules, has recommended all of the nominees for election by the holders of Class B Common Stock. The nominees will be elected if approved by a plurality of the votes cast by the holders of outstanding Class B Common Stock. The holders of Class B Common Stock are entitled to cumulate their votes in the election of directors, meaning that each holder can cast, on an aggregate basis, that number of votes equal to the number of nominees multiplied by the number of shares held. Because there are only two beneficial owners of Class B Common Stock, there will be no broker non-votes. If elected, the nominees will serve as directors until the fiscal year 2015 Annual Meeting of Class B Shareholders and until their successors are elected and qualified. As of the date of this Information Statement, the Board of Directors is not aware of any nominee who is unable or who will decline to serve as a director, if elected.

Certain Relationships and Transactions with Related Persons
The Audit Committee reviews on an ongoing basis and at least annually all reportable related party transactions, which are transactions with the Company in which directors, executive officers or their immediate family members have an interest, for potential conflict of interest situations. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. The Committee’s responsibility is set forth in the Audit Committee Charter and the Audit Committee’s written policy regarding Related Party Transaction Oversight Procedures. The Committee evaluates related person transactions in accordance with the standards set forth in our Code of Business Ethics. To identify transactions with related persons, we annually require our directors and executive officers to complete questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We also obtain reports on related party transactions from our accounting and procurement departments on an ongoing basis. Related party transactions that involve or are expected to involve amounts in excess of $120,000 require advance approval by the Committee.
Apollo Class B Voting Stock Trust No. 1
During fiscal year 2014, we paid a premium of $250,000 for a one-year errors and omissions insurance policy for the benefit of the current and any future trustees of the Apollo Class B Voting Stock Trust No. 1. The trust is the owner of a majority of our Class B voting common stock. Peter V. Sperling, the Chair of our Board of Directors, Terri C. Bishop, the Vice Chair of our Board of Directors, and Darby E. Shupp, a director, are the trustees of the trust.

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis describes the Company’s executive compensation program, including total 2014 compensation for our named executive officers, who are listed below with titles as of August 31, 2014:

Name	Title
Gregory W. Cappelli	Chief Executive Officer
Brian L. Swartz	Senior Vice President and Chief Financial Officer
J. Mitchell Bowling	Senior Vice President and Chief Operating Officer
Sean B.W. Martin	Senior Vice President, General Counsel and Secretary
Peter V. Sperling	Chairman of the Board
Curtis M. Uehlein(1)	President, Apollo Global
(1) In addition to his role as President, Apollo Global, Mr. Uehlein served as an executive officer of the Company for a portion of fiscal year 2014 when he was Acting Chief Operating Officer commencing in April 2013. Mr. Uehlein ceased to be Acting Chief Operating Officer and, consequently, an executive officer of the Company when Mr. Bowling commenced employment as Chief Operating Officer in December 2013. Since ceasing his role as an executive officer, Mr. Uehlein has continued in his role as President, Apollo Global, and is a named executive officer for fiscal year 2014 on the basis of total compensation for fiscal year 2014.
In this Compensation Discussion and Analysis, we provide the following:
EXECUTIVE SUMMARY
Compensation Philosophy
The core principle of our compensation philosophy for executive officers continues to be a strong pay-for-performance structure tied to our overall financial success. We continue to structure a substantial portion (approximately 90% for the CEO and over 75% for all other named executive officers as a group) of the aggregate target total direct compensation of our named executive officers in the form of annual performance-based cash incentives and long-term stock-based compensation. This structure is designed to maintain an appropriate balance between our long-term and short-term performance and create a positive relationship between our operational performance and shareholder return. We believe our pay is well aligned with our performance.

Fiscal Year 2014 Financial and Stock Price Performance
In fiscal year 2014, the Company made significant progress on its strategy to differentiate the University of Phoenix, diversify the Company, and build a more efficient organization. The Company worked to realign the University of Phoenix around a distinct college-based strategy, expanded the Apollo Global network to educate more students globally, while maintaining a healthy balance sheet with ample capital to deploy the Company’s long-term strategic plan.
This strategy contemplated that year-over-year financial results would be down; however, we made progress with our strategy relative to: (i) our one-year versus three-year operational performance with respect to both our 2014 Comparators and Education Peer Group and (ii) total shareholder return where the Company was at the 84th percentile of its 2014 Comparators and the 80th percentile of its Education Peer Group.
Aligning Executive Compensation with Performance
Annual Variable Cash Bonuses
The Company exceeded the operating income and net revenue target goals attaining 139.2% of the target opportunity established for the annual variable cash bonus plan for our named executive officers for fiscal year 2014 and those bonus payments reflect our above‑target performance.
Long Term Incentives
The target grant date award value of the annual long term equity incentive grants for each named executive officer made in August 2013 for fiscal year 2014 are shown in the table below and included a mix of restricted stock units with a performance vesting goal and stock options. Because of the uncertainty in the for-profit education industry, we decided not to grant performance share units for the fiscal year 2014 award cycle. Mr. Cappelli did not receive an annual long term incentive award for fiscal year 2014 because he previously received multiyear restricted stock units, performance share units and stock option grants under the terms of his employment agreement that ran through the end of fiscal year 2014. The amounts shown in the below table for Mr. Cappelli are the target grant date values of the portion of his multiyear grants that are allocable to fiscal year 2014.

Fiscal Year 2014 Grant-Date Annual Target Award Value(1) (excluding retention and other special awards)
Name	RSUs ($)	Options ($)	Apollo Education Group PSUs ($)	Apollo Global PSUs ($)
Mr. Cappelli	3,300,038	1,318,412	880,046	500,035
Mr. Swartz	1,190,039	808,682	—	—
Mr. Bowling	690,000	310,000	—	—
Mr. Martin	940,011	559,086	—	—
Mr. Sperling	540,016	159,739	—	—
Mr. Uehlein	—	—	—	500,000
(1) These amounts are not a substitute for the amounts disclosed in the Summary Compensation Table, which amounts are disclosed in accordance with SEC rules. These amounts are the grant date target award values for the awards made in August 2013 for fiscal year 2014 for the named executives other than Mr. Bowling. Mr. Bowling’s award values are for the pro-rated annual long term incentive awards, based on an annual target value of $1,400,000, granted to Mr. Bowling when he commenced his employment with the Company in December 2013.
Realizable Compensation
In order to assess the effectiveness of our pay-for-performance compensation structure, with the assistance of the Compensation Committee’s independent consultant, we assessed our named executive officers’ “Realizable Compensation” over a three-year period ending with fiscal year 2014. We reviewed each named executive officer’s “Realizable Compensation” relative to that executive’s total direct target compensation over that 3-year period. In addition, we also compared the “Realizable Compensation” of our named executive officers with the “Realizable Compensation” for comparable executives among the 2015 Comparators (discussed in the “Compensation Process” section below).
Although our total shareholder return versus our 2015 Comparators was at the 82nd percentile for fiscal year 2014, it remains the lowest versus the 2015 Comparators for the 3-year, 2012-2014 fiscal year period. Due to the significant increase in our stock price over the past year, Realizable Compensation for each named executive officer as a percentage of each executives’ targeted compensation for the 2012-2014 fiscal year period has improved versus the 2011-2013 fiscal year period (“Realizable Ratio”). Our Chief Executive Officer’s Realizable Ratio for the 3-year period analyzed is 85%, which is the lowest percentage of any of the chief executive officers in the 2015 Comparators. As a group, our executive officers’ Realizable Ratio compared to the 2015 Comparators is generally below the median as is our total shareholder return for the 2012-2014 fiscal year period. These results underscore our pay-for-performance philosophy and the importance of total shareholder return.
“Realizable Compensation” includes the following compensation items for the three-year period: (i) actual base salary, (ii) actual annual incentive payouts, (iii) the intrinsic or “in-the-money” value of stock options, (iv) the fair value of vested and unvested restricted stock units, and (v) the anticipated value of vested and unvested performance share units as of the end of fiscal year 2014. All equity award values were based on the closing selling price per share of our Class A Common Stock as of the end of fiscal year 2014, which value was $27.77, versus a stock price of $18.57 at the end of fiscal year 2013 (a 49.5% increase in share price).
Compensation Governance
The core of Apollo’s executive compensation continues to be pay for performance and the framework includes the compensation governance features summarized below:

•	No hedging of Apollo securities,

•	Minimum stock ownership requirements,

•	No tax gross-ups for termination payments in connection with a change of control event, and

•	Annual risk assessment of compensation programs to ensure programs do not promote excessive risk taking.
OUR COMPENSATION PHILOSOPHY AND OBJECTIVES
The overarching principle governing our compensation philosophy for executive officers is to maintain a pay-for-performance approach by tying a significant portion of each executive officer’s compensation to our financial performance. To support this approach, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers will vary with our performance and the market price of our Class A Common Stock. In structuring the various components of total direct compensation, we utilize a balanced risk/reward approach through a predominant long-term equity incentive component that allows the executive officers to share in the appreciation in the market price of our Class A Common Stock through the stock option grants made to them but also reduces the potential for excessive risk-taking through the use of restricted stock unit awards that provide varying levels of compensation as the market price of the Class A Common Stock fluctuates over time.

Elements of Our Compensation and Why We Pay Each Element

Component	Description	Why We Pay It
BASE COMPENSATION
Base Salary	• Fixed annual compensation based on market data and each executive officer’s specific job responsibilities, experience, and individual contributions	• Attract and retain executive talent • Provide sufficient, regularly-paid income on which executives can rely

PERFORMANCE-BASED COMPENSATION
Annual Cash Incentive Bonus
•  Annual cash bonus tied to achievement of financial performance goals established by the Compensation Committee
•  Executive officers can earn 0‑200% of their bonus target based on achievement of established financial targets
•  Compensation Committee retains the right to reduce bonus payout (maximum reduction level set at 30% for fiscal year 2014)

•  Attract, retain, and reward executive talent
•  Reward executives for performance during the fiscal year
•  Align executive officer’s interests with those of our shareholders by tying payouts to attainment of financial performance measures
•  Reinforce key priorities of the organization for near-term and long-term success

Long-Term Equity Incentives	• Restricted stock units • Stock Options • Apollo Global performance share units (for Mr. Cappelli and Mr. Uehlein)	• Attract, retain and reward our executive talent • Align executive interests with those of our stockholders • Reward long-term performance • Positively affect risk management

OTHER COMPENSATION
Severance and Change of Control Benefits
•  Cash severance payable upon certain involuntary terminations of employment, along with continued provision of certain employee benefits
•  Equity awards vest on an accelerated basis in the event of certain changes in control of the Company
•  Limited pro-rata vesting of equity awards upon involuntary termination without cause, subject to the attainment of any applicable performance goals

•  Attract, retain and reward our executive talent
•  Give the Company the flexibility to make decisions regarding organizational issues with agreed-upon severance terms
•  Encourage executive officers to remain with the Company and focus on their responsibilities to the Company during an actual or threatened change of control, when prospects for continued employment can be uncertain

Benefits and Perquisites	• Broad-based 401(k) plan • Executive Deferred Compensation Plan • Health and welfare benefits provided to company employees generally • Limited perquisites	• Attract and retain employees • Allow employees and executive officers to save for retirement on a tax-advantaged basis • Provide important coverage to employees in the case of sickness or injury
ROLE OF THE COMPENSATION COMMITTEE
General
The Compensation Committee, in consultation with its independent compensation consultant, (i) establishes the compensation policies for our executive officers and sets the compensation of our executive officers in accordance with those policies, (ii) analyzes the reasonableness and competitiveness of the various components of compensation paid, (iii) evaluates the effectiveness of each component in achieving the compensation objectives stated above, and (iv) assesses the risks posed by our compensation structure. The Compensation Committee also obtains legal advice regarding executive compensation matters from its independent outside legal counsel.
The Compensation Committee periodically seeks input from our Chief Executive Officer and other senior executive officers with respect to certain items of compensation, including their recommendations regarding the parameters of the annual variable cash bonus program, the bonus amounts to be paid under that program and their proposals regarding long-term equity incentive awards. The information provided to the Compensation Committee also includes tally sheets for each named executive officer detailing:

•
The components of the named executive officer’s compensation for the current and two prior fiscal years, including cash compensation, equity-based compensation, 401(k) company match contributions and perquisites; and

•
Potential payouts under the termination of employment and change of control provisions of our Executive Officer Severance Pay Plan, the named executive officer’s applicable equity compensation plans, and, if applicable, the named executive officer’s employment agreement.

The tally sheets bring together in one place all of the elements of actual and potential future compensation of the named executive officers. This allows the Compensation Committee to analyze both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation.
All final decisions regarding executive officer compensation are made solely by the Compensation Committee and are based on a number of factors, including its independent evaluation of management proposals, its own internal deliberations and the input provided by its independent compensation consultant.
Interaction with Compensation Consultants
Since fiscal year 2006, the Compensation Committee has retained the services of Pearl Meyer as its independent compensation consultant to assist with its periodic review of existing compensation programs for our executive officers and the formulation and implementation of new executive compensation arrangements. In addition, Pearl Meyer has assisted the Compensation Committee with related projects, such as establishing equity retention guidelines for the executive officers and non-employee directors, evaluating non-employee director compensation levels and providing advice and relevant market data with respect to the design of various cash and equity-based executive compensation programs.
The Compensation Committee retains Pearl Meyer directly, although in carrying out its assignments, Pearl Meyer may also interact with our management to the extent necessary and appropriate. Pearl Meyer has not been retained to perform any consulting or advisory services for our management.
COMPENSATION PROCESS
Benchmarking and Pay Levels
We begin our process of deciding how to compensate our named executive officers by considering the competitive market data provided by our independent compensation consultant, Pearl Meyer, and the Company’s executive compensation team.
In order to determine competitive compensation practices, the Compensation Committee relies on compensation data provided by Pearl Meyer. The data is derived principally from surveys of compensation practices of comparable companies, including general survey data compiled and presented by Pearl Meyer and additional data developed by Pearl Meyer from public filings of selected companies that the Compensation Committee considers appropriate comparators for the purposes of developing executive compensation benchmarks. With advice and recommendations from Pearl Meyer, we conduct an annual review of our comparator companies and the criteria used for selection of those comparator companies to determine whether any changes to those comparators are appropriate. We generally target cash compensation with reference to the median of comparator companies and total direct compensation with reference to the 75th percentile of comparator companies. When necessary, additional market data is used to supplement comparator company data.
In April 2013, with the assistance of Pearl Meyer, the Compensation Committee reviewed and revised the approach used to select new companies for inclusion as comparators used to benchmark fiscal year 2014 compensation (“2014 Comparators”). Pearl Meyer recommended that we revise the selection criteria to narrow both the market capitalization and price-to-sales ratio in order to better reflect the Company’s then-current state. The 2014 Comparators’ financial criteria consisted of the following financial criteria: (i) market capitalization in the range of $1 billion to $6.5 billion, (ii) price-to-sales ratio in the range of 0.25 to 1.0, (iii) annual revenue in the range of $2 billion to $10 billion, and (iv) meeting at least one of the following criteria: (a) an average return on equity for the past five years greater than 19%, (b) an average return on invested capital for the past five years greater than 10% or (c) average free cash flow over the past five years in the range of $350 million to $2 billion.

The 2014 Comparators was comprised of the following companies:

Advance Auto Parts Inc.	DeVry Education Group Inc.	Intuit, Inc.
Alliance Data Systems Corp.	Expedia, Inc.	Laboratory Corp. of American Holdings
AutoZone, Inc.	GameStop Corp.	Lender Processing Services Inc.(2)
Avery Dennison Corp.	Gannett Co., Inc.	McGraw Hill Financial, Inc.
Big Lots, Inc.	Graham Holdings Company(1)	Pitney Bowes Inc.
CA Technologies	International Game Technology	Quest Diagnostics Inc.
Cablevision Systems Corp.	The Interpublic Group of Companies, Inc.
(1) Washington Post changed its name to Graham Holdings Company following the sale of its newspaper operations.
(2) Lender Processing Services, Inc. was acquired by Fidelity National Financial in January 2014.
In addition to our 2014 Comparators, with the assistance of Pearl Meyer, the Compensation Committee has also developed an Education Industry Peer Group (“Education Peer Group”) of publicly-held for-profit educational institutions. Companies included in the Education Peer Group are generally significantly smaller than the Company in terms of revenue and market capitalization and, therefore, we do not generally use the Education Peer Group for establishing executive compensation levels. Those companies in the Education Peer Group that meet the size criteria - DeVry Education Group, Inc. and Graham Holdings Company - are included in the 2014 Comparators. The Compensation Committee reviews market data for the Education Peer Group in order to track executive program design, performance, and realizable compensation relative to target pay in the education industry to assure that the Company’s compensation remains highly competitive in the industry. This Education Peer Group is comprised of the following companies:

Bridgepoint Education, Inc.	DeVry Education Group Inc.	Grand Canyon Education, Inc.
Capella Education Co.	Education Management Corp.	ITT Education Services, Inc.
Career Education Corp.	Graham Holdings Company	Strayer Education, Inc.
Corinthian Colleges, Inc.
In March 2014, with the assistance of Pearl Meyer, the Compensation Committee reviewed and revised the approach used to select companies for inclusion as comparators used to assess 2014 target compensation and realizable compensation as well as benchmark fiscal year 2015 compensation (“2015 Comparators”). Pearl Meyer recommended that the 2014 Comparators be revised for benchmarking pay levels going forward to align the Company closer over time to the median of the 2015 Comparators in terms of our key metrics of revenue, market capitalization, return on equity, return on invested capital and free cash flow. Pearl Meyer advised that new comparators meet the following financial criteria: (i) market capitalization in the range of $2 billion to $8 billion, (ii) annual revenue in the range of $2 billion to $8 billion, and (ii) meeting at least one of the following criteria: (a) an average return on equity for the past five years greater than 19%, (b) an average return on invested capital for the past five years greater than 10% or (c) average free cash flow over the past five years in the range of $150 million to $800 million. Pearl Meyer also recommended that the types of industries from which the 2015 Comparators are drawn be expanded to include other industries that emphasize longer-term customer relationships, such as insurance and telecommunications services.
In applying these criteria, the 2015 Comparators include the following companies:

Advance Auto Parts Inc.	Clear Channel Outdoor Holdings, Inc.	International Game Technology
American National Insurance Co.	DeVry Education Group Inc.	The Interpublic Group of Companies, Inc.
AmTrust Financial Services, Inc.	DST Systems Inc.	Laboratory Corp. of American Holdings
AOL Inc.	Expedia, Inc.	Pitney Bowes Inc.
Avery Dennison Corp	Gannett Co., Inc.	Quest Diagnostics Inc.
Cablevision Systems Corp.	Graham Holdings Company
Following the appointment of Mr. Sperling as Chairman, Pearl Meyer recommended that we supplement the market data in making compensation decisions for Mr. Sperling, due to Mr. Sperling’s unique role and position with the Company as an employee, Chair of the Board of Directors, and significant shareholder (both as direct and beneficial owner of 48.8% of our Class B Voting Stock, and as one of three trustees controlling the remaining Class B Voting Stock). Pearl Meyer recommended that this supplemental comparator group for Mr. Sperling be established based on the following criteria: (i) controlled companies as defined by NASDAQ/NYSE, companies with multi-class capital structures with unequal rights or significant ownership by a person or group; (ii) annual revenue between $1.0 billion and $10 billion; and (iii) board chair for such company is a family member of the founding CEO, Chair or family, but is not himself/herself the founder.
Applying these criteria and the recommendations of Pearl Meyer, the Compensation Committee established a supplemental comparator group for Mr. Sperling constructed on such basis comprised of the following companies:

Bon Ton Stores Inc.	John Wiley & Sons Inc.	News Corp.
Brown Forman Corp.	Kelly Services Inc.	Rollins, Inc.
Columbia Sportswear Co.	Lamar Advertising Company	RPC Inc.
Constellation Brands, Inc.	Molson Coors Brewing Co.	Weis Markets Inc.
Hyatt Hotels Corp.	MSC Industrial Direct Co., Inc.
Risk Assessment
The compensation programs and practices for our named executive officers are structured in a manner that does not encourage unnecessary or excessive risk-taking and that is not reasonably likely to create a material risk for us. Such conclusions are based on the following considerations:
Performance Based Compensation
The predominant component of the compensation structure for our named executive officers is in the form of long-term equity awards tied to the price of our Class A Common Stock, and increasing levels of compensation are derived from those awards as the stock price appreciates and shareholder value is thereby created. Accordingly, the overall compensation program is structured so as to encourage long-term growth and appreciation in the value of our business and stock price.
The Compensation Committee, when establishing the bonus formula under the variable performance-based annual variable cash bonus plan, established a maximum dollar limitation per participant that cannot in any instance exceed 200% of annual base salary.
Adjustment or Recovery of Awards
We do not have any specific policies to adjust or recoup prior bonus payments or equity awards in the event we are required to restate the financial results on which those payments or awards were based. We have decided to defer the implementation of such a policy until the Securities and Exchange Commission issues regulations governing such recoupment policies.
Equity Retention Guidelines and Hedging Policies
To further our goal of aligning the interests of executive officers with those of shareholders, each of our named executive officers is expected to attain and retain a level of qualifying equity securities, either in the form of shares of our Class A Common Stock or in the form of a percentage of unvested shares subject to RSUs, with an aggregate value on each periodic measurement date equal to lesser of the applicable multiple of annual base salary or number of shares as follows:

	Equity Retention Guideline (Lesser of)(1)
Name	Base Salary Multiple	Number of Shares
Mr. Cappelli	5x	100,000
Mr. Swartz	2x	20,000
Mr. Bowling	4x	50,000
Mr. Martin	2x	20,000
Mr. Sperling(2)	N/A	N/A
Mr. Uehlein(3)	2x	20,000
(1) Ownership guidelines (dollar and share thresholds) will be reduced by 50% for Section 16 Officers beginning at age 62. This reduction is intended to permit individuals to begin an orderly process of diversification as the executive approaches normal retirement age of 65.
(2) Because Mr. Sperling is the owner, either directly or through a voting trust, of 48.8% of the Company’s Class B Voting Stock, our guidelines do not impose any specific equity retention obligations on him with regard to the Company’s Class A Common Stock.
(3) Mr. Uehlein ceased being subject to the equity retention guidelines when he ceased his Acting Chief Operating Officer role in December 2013, but he would be in compliance with these guideline were they still applicable to him.

On a cumulative basis, a covered individual must retain at least 50% of the net shares (after-tax) acquired upon the vesting of restricted stock units until ownership guidelines have been met. A covered individual must acquire (and thereafter maintain) the required stock ownership within five years of becoming an individual covered by the guidelines. As of the end of fiscal year 2014, each of our executive officers met the applicable equity retention guideline.
Our guidelines also prohibit covered individuals from purchasing or selling any publicly traded options for our securities, including the trading of any call or put, the writing of any call or put, hedging or the use of collars.
We do not have any policies prohibiting executives from holding our securities in margin accounts, pledging our securities as collateral for loans or entering into pre-paid variable forward sale contracts covering our securities. However, executive officers are not permitted to engage in short sales of our securities.
FISCAL YEAR 2014 COMPENSATION DECISIONS
Annual Compensation Review and Adjustments for Named Executive Officers
The three major elements of the Company’s executive officer total direct compensation are: (i) base salary, (ii) annual variable cash bonus plan, and (iii) long-term, equity based incentive awards. For fiscal year 2014, approximately 76% of target total direct compensation for the named executive officers other than the CEO was performance-based. Approximately 90% of target total direct compensation for the CEO was performance based. These percentages of performance-based compensation reflect our core compensation philosophy to pay-for-performance.
Base Salary
For fiscal year 2014, the Compensation Committee took the following actions with respect to the base salaries of our named executive officers:

•	The base salary of Mr. Cappelli for fiscal year 2014 in the amount of $800,000 was established by the terms of his April 2011 employment agreement.

•
Mr. Swartz’s base salary was increased from $450,000 to $515,000 and Mr. Martin’s base salary was increased from $450,000 to $540,000, which kept their base salaries in line with comparable executives at 2014 Comparators and consensus market data.

•
Mr. Bowling was hired as Chief Operating Officer during fiscal year 2014 and his initial annual base salary was set at $540,000, which is in line with COOs at 2014 Comparators and consensus market data.

•	Mr. Sperling’s annual base salary remained unchanged from fiscal year 2013.

•
Mr. Uehlein’s base salary was increased from $350,000 to $385,000 in January 2014 in line with consensus market data. Mr. Uehlein’s base salary, including the mid-year increase, was based only on his role as President, Apollo Global. Additional cash compensation (in the form of cash bonuses described below in the “Cash Bonuses” subsection) was provided to Mr. Uehlein to compensate him for the Acting Chief Operating Officer role in which he functioned from April 2013 through early December 2013, in addition to the role as President, Apollo Global. Due the temporary nature of Mr. Uehlein’s Acting COO role, we determined that it was more appropriate to supplement Mr. Uehlein’s cash compensation with bonuses related to the period he was acting in that role, rather than making base salary adjustments.

Annual Variable Cash Bonus Plan
The potential cash incentives under the Executive Officer Performance Incentive Plan (the “2014 Bonus Plan”) for fiscal year 2014 were tied to the Company’s attainment of certain established financial performance targets as follows:
BONUS = BASE SALARY x TARGET BONUS % x ACHIEVEMENT OF FINANCIAL GOALS
The financial metrics were tied to operating income for fiscal year 2014 (weighted at 60% of the total bonus potential) and net revenue for such year (weighted at 40%). The Compensation Committee reserved discretion to reduce the actual bonus payouts by up to 30%, but determined that no such negative discretion needed to be exercised with regard to the bonus payouts under the 2014 Bonus Plan. The accounting principles in effect under U.S. GAAP at the start of fiscal year 2014 were applied in the calculation of the attained level of each of the performance goals, whether or not there should occur any changes to those accounting principles during the course of fiscal year 2014.

For each performance goal, we established a threshold, target and maximum performance level with the payouts for attainment of each target determined in accordance with the following schedule:

Level of Attainment for Particular Performance Goal	Payout Percentage for Particular Performance Goal
Below Threshold	—%
Threshold	50%
Target	100%
Maximum	200%
The conversion factor for any percentage between threshold level and target level or between target level and maximum level is interpolated on a straight-line basis between the two applicable levels.
The following table shows the attainment levels for the financial goals established under the plan for 2014 along with the actual bonuses paid to each named executive officer:

Name	Fiscal Year 2014 Base Salary ($)	Target Percentage of Fiscal Year 2014 Base Salary	Operating Income Attainment Level (weighted 60%)	Net Revenue Attainment Level (weighted 40%)	Total Attainment Level (%/$)	Actual Bonus Paid for Fiscal Year 2014 ($)
Mr. Cappelli	800,000	100%	156.5%	113.2%	139.2%	1,113,600
Mr. Swartz	515,000	75%	156.5%	113.2%	139.2%	537,660
Mr. Bowling(1)	540,000	100%	156.5%	113.2%	139.2%	562,215
Mr. Martin	540,000	75%	156.5%	113.2%	139.2%	563,760
Mr. Sperling	700,000	100%	156.5%	113.2%	139.2%	974,400
Mr. Uehlein(2)	385,000	75%	156.5%	113.2%	139.2%	349,015
(1) Mr. Bowling’s annual cash bonus for fiscal year 2014 was prorated based on his hire date in December 2013.
(2) In January 2014, Mr. Uehlein’s base salary was increased from $350,000 to $385,000 and his target bonus percentage was increased from 50% to 75% as part of a market adjustment to target cash compensation. This market adjustment was established based only on his role as President, Apollo Global. No other changes to target bonus percentages were made for our named executive officers for fiscal year 2014. Mr. Uehlein’s fiscal year 2014 bonus payment was calculated on a proportional basis using both levels of base salary and target bonus applicable to him during fiscal year 2014. Because Mr. Uehlein was no longer an executive officer at the end of fiscal year 2014, he was no longer a participant in the 2014 Bonus Plan at the time bonuses were calculated and paid. However, under the terms of the bonus plan in which Mr. Uehlein was participating at the end of fiscal year 2014, his bonus was calculated as though he were still a participant in the 2014 Bonus Plan.
(1) Operating Income. As indicated, the first financial performance goal established under the 2014 Bonus Plan was tied to our annual operating income, as measured on a consolidated basis with our subsidiaries and in accordance with United States generally accepted accounting principles (“GAAP”), subject to certain adjustments. The target, threshold, maximum and actual levels that the Compensation Committee set for this particular metric, subject to the adjustments noted below, were as follows:

Goal	Threshold	Target	Maximum	Actual
Operating Income	$450 million	$500 million	$585 million	$548 million
Our operating income (as adjusted for the add-backs and other items summarized below) for fiscal year 2014 was $548 million and accordingly between the $500 million target level and the $585 million maximum level, with the actual level of attainment at 156.5% of target.
The 2014 Bonus Plan provided for certain pre-established adjustments to the calculation of the operating income target for that year. Accordingly, the following amounts were added back to our consolidated operating income reported for fiscal year 2014: (i) any expense for fiscal year 2014 with respect to the bonuses payable under our various cash bonus plans, including the 2014 Bonus Plan, and profit-sharing plans; (ii) any costs related to the acquisition or disposal of a company or other entity expensed for fiscal year 2014, whether relating to actual or potential acquisitions or disposals (including non-completed or abandoned transactions); (iii) any income or loss attributable to entities acquired during fiscal year 2014; (iv) any impairment charges related to goodwill, intangible assets or other long-lived assets that are recorded during fiscal year 2014; (v) any gain or loss recognized in connection with the sale of any business or asset disposal not otherwise reported as a discontinued operation; (vi) any restructuring and other charges for such fiscal year; (vii) any employee separation costs recorded for such fiscal year that are outside of normal business operations; (viii) any expense for fiscal year 2014 with respect to the special cash retention awards that become payable under our various incentive/retention plans; and (ix) any amounts recorded for fiscal year 2014 relating to judgments, verdicts, or settlements in connection with certain specified litigation matters.
Operating income for fiscal year 2014 was also subject to the following adjustments:

•
For any business classified as a discontinued operation during fiscal year 2014, our reported operating income was increased for any actual operating income, or decreased for any actual operating loss, from the start of fiscal year 2014 through the date of disposal, and the budgeted operating income included in the annual budget for fiscal year 2014 presented to our Board of Directors on September 26, 2013 (the “2014 Budget”) for the period from the date of disposal to the end of such fiscal year was added to such reported operating income, and any budgeted operating loss for that period was deducted from such reported operating income; and

•
For other business or asset disposals effected after the start of fiscal year 2014 that were not otherwise reported as discontinued operations, the budgeted operating income included in the 2014 Budget for the period from the date of disposal to the end of the fiscal year was added to our reported operating income, and the budgeted operating loss for such period was deducted from reported operating income.

(2) Net Revenue. The second performance goal was tied to our net revenue for fiscal year 2014, as measured on a consolidated basis with our subsidiaries and in accordance with GAAP. The target, threshold and maximum, and actual levels that the Compensation Committee set for this particular metric, subject to the adjustments noted below, were as follows:

Goal	Threshold	Target	Maximum	Actual
Net Revenue	$2.925 billion	$3.000 billion	$3.125 billion	$3.016 billion
Our net revenue (as adjusted below) for fiscal year 2014 was $3.016 billion and accordingly between the $3.000 billion target level and the $3.125 billion maximum level, with the actual level of attainment at 113.2% of target.
In calculating net revenue for purposes of the 2014 Bonus Plan, the following adjustments were to be made:

•	There was excluded all revenue attributable to companies acquired during fiscal year 2014.

•
For any business classified as a discontinued operation during such fiscal year, there was included any actual revenue from the start of fiscal year 2014 through the date of disposal plus the budgeted revenue for that business that was included in the 2014 Budget for the period from the date of disposal to the end of fiscal year 2014.

•
For other business or asset disposals effected after the start of fiscal year 2014 that were not reported as discontinued operations, there was included the budgeted revenue that was included in the 2014 Budget for the period from the date of disposal to the end of fiscal year 2014.

Cash Bonuses
(1) Acting COO Supplemental Cash Compensation for Mr. Uehlein. In January 2014, the Company agreed to provide Mr. Uehlein with a cash bonus in the amount of $416,000 related to his role as Acting Chief Operating Officer, in which he served from April 2013 through early December 2013. This bonus was paid in two installments: 50% in January 2014 and the remaining 50% in May 2014. Due to the temporary nature of Mr. Uehlein’s Acting Chief Operating Officer role, the Company believed it was more appropriate to supplement Mr. Uehlein’s cash compensation with one-time cash bonuses related to the period he was acting in that role, rather than making adjustments to his base salary and target bonus percentage.
(2) COO Sign-On Cash Bonus for Mr. Bowling. In December 2013, the Company agreed to provide Mr. Bowling with a lump sum cash sign-on bonus of $581,250, subject to repayment if Mr. Bowling resigns or is terminated for cause within the first year of his employment.
Long-Term Incentives
(1) Award Structure for Fiscal Year 2014. For fiscal year 2014, the Compensation Committee decided to alter the composition of the equity awards that were made to the named executive officers from the composition used for fiscal year 2013 by eliminating the use of performance share units for the fiscal year 2014 grant cycle. The Compensation Committee determined that the significant uncertainty in the for-profit education sector had made it extremely difficult to set appropriate three-year performance targets for performance share units and that for fiscal year 2014 it was more appropriate to substitute stock options for performance share units.
For fiscal year 2014 awards, restricted stock units as a percentage of total grant date award value declined to 57% for fiscal year 2014 versus 59% for fiscal year 2013 and the more leveraged forms of award (stock options and performance share units) comprised the slightly higher percentage of the total grant-date value.

Based on the formula utilized for fiscal year 2014, the aggregate grant-date values of the equity awards made to the named executive officers in August 2013 for fiscal year 2014 were allocated as shown in the table below. The percentages for Mr. Cappelli relate to the portion of his multiyear awards allocable to fiscal year 2014:

	Percentage Allocation of Grant-Date Award Value
Name	RSUs	Options	Apollo Education Group PSUs	Apollo Global PSUs
Mr. Cappelli	55%	22%	15%	8%
Mr. Swartz	60%	40%	—%	—%
Mr. Bowling	69%	31%	—%	—%
Mr. Martin	63%	37%	—%	—%
Mr. Sperling	77%	23%	—%	—%
Mr. Uehlein(1)	—%	—%	—%	100%
Aggregate	57%	27%	7%	9%
(1) Mr. Uehlein’s award contains both a performance share unit component and a performance cash component, each tied to the growth in the adjusted operating free cash flow of our subsidiary, Apollo Global, over a three-year performance period that ends with our fiscal year 2016. Each of these two components has a grant date award value equal to 50% of the overall award value.
The fiscal year 2014 long term incentive equity awards for our named executive officers that were made in August 2013 are shown in the following table. These values are different than the amounts reported in the Summary Compensation Table, which includes the amounts for equity grants actually awarded during fiscal year 2014. As noted above in the Executive Summary, Mr. Cappelli did not receive an annual long term equity incentive grant for fiscal year 2014, and the amounts shown below for him represent the portion of the grant date value of his multiyear grants allocable to fiscal year 2014. The amounts shown for Mr. Cappelli do not include the retention stock option award granted to Mr. Cappelli in December 2012. For all of the others, the grant-date fair value of stock options is based on a Black-Scholes formula and does not represent the intrinsic value of those options (the excess of the market price of our Class A Common Stock over the exercise price). For restricted stock unit awards, the grant-date value is tied to the market price of the underlying shares of the Class A common stock on the grant date. For performance share unit awards, the grant-date value is tied to the market price of the underlying shares of Class A common stock on the grant date and based on an assumed attainment of target level or other 100% level performance.

	Fiscal Year 2014 Grant-Date Annual Target Award Value (excluding retention and other special Awards)
Name	RSUs ($)	Options ($)	Apollo Education Group PSUs ($)	Apollo Global PSUs ($)
Mr. Cappelli	3,300,038	1,318,412	800,046	500,035
Mr. Swartz	1,190,039	808,682	—	—
Mr. Bowling(1)	690,000	310,000	—	—
Mr. Martin	940,011	559,086	—	—
Mr. Sperling	540,016	159,739	—	—
Mr. Uehlein(2)	—	—	—	500,000
(1) Mr. Bowling’s award values are for the pro-rated annual long term incentive awards, based on an annual target value of $1,400,000, granted to Mr. Bowling when he commenced his employment with the Company in December 2013.
(2) As noted in the previous table, Mr. Uehlein’s award contains both a performance share unit component and a performance cash component. Each of these two components has a grant date award value of $250,000.
The equity awards that were made in August 2013 to each named executive officer for fiscal year 2014 are comprised of two components (with an additional performance share and performance cash award component tied to the financial performance of Apollo Global for Mr. Uehlein, as noted above):

•
Restricted stock unit awards with an initial performance-vesting requirement tied to our attainment of $75 million of adjusted net income for fiscal year 2014 (which performance-vesting requirement was attained) and an additional 4-year service vesting requirement measured from the effective date of the award, and

•	Stock options with a 4-year service vesting requirement measured from the effective date of the award.

(2) Performance Share Unit Awards for Mr. Cappelli. As part of Mr. Cappelli’s multi-year equity awards pursuant to his employment agreement entered into in April 2011, Mr. Cappelli has received the following performance share unit awards:
(i) Apollo Education Group Performance Share Unit Award. Mr. Cappelli received an Apollo Education Group performance share unit (“PSU”) award in July 2011. This award covered a target number of 55,617 PSUs. The performance period for this performance share unit award was completed on August 31, 2014 and no performance-qualified shares were earned by Mr. Cappelli under this award.
(ii) Apollo Global PSU Awards. Mr. Cappelli received an Apollo Global performance share unit award in July 2011 tied to the growth in the adjusted operating free cash flow of our subsidiary, Apollo Global, over a three-year performance period that ended with fiscal year 2014. This award covered a target number of 21,066 PSUs. In March 2012, Mr. Cappelli received the balance of the multi-year award for fiscal years 2012 through 2014 provided under his employment agreement in the form of an additional performance share unit award that was also tied to the growth in adjusted operating free cash flow of Apollo Global over a two-year performance period, which also ended with fiscal year 2014. This award covered a target number of 12,810 PSUs. Within the time limits prescribed by Code Section 162(m), the Compensation Committee modified the March 2012 award to authorize adjustments to cash flow from operations used to determine adjusted operating free cash flow in order to take into account the impact that dispositions of discontinued operations or other businesses or assets that occur during the Performance Period would have upon Apollo Global’s reported cash flow from operations.
The Compensation Committee believes that this entrepreneurial component was appropriate for Mr. Cappelli because of his significant involvement with our Apollo Global subsidiary and the particular leadership and direction he was providing to that entity. However, to mitigate risk, the grant-date fair value of those awards was limited to a relatively small percentage of his total multi-year equity award package so that the predominant portion would remain tied to our financial success and serve as a substantial incentive for him to remain primarily focused on the overall success of the entire organization.
In October 2013, outside of the time period permitted by Code Section 162(m), the Compensation Committee amended the July 2011 award to authorize the same adjustments to cash flow from operations used to determine adjusted operating free cash flow that had previously been authorized by the Compensation Committee when it amended the March 2012 award in October 2012. In October 2013, the Compensation Committee further amended both the July 2011 and March 2012 awards by reducing the adjusted operating free cash flow increases that must be attained. These amendments were made to reflect the changes to Apollo Global’s operations and expense structure that had occurred since the awards were originally granted and to align the financial targets for the two-year performance period of the March 2012 award with the financial targets for the three-year performance period award of the July 2011 award, as was intended by the Compensation Committee at the time the March 2012 award was made.
On the basis of the amount of the increase in adjusted operating free cash flow over the applicable performance period, the target number of performance share units awarded to Mr. Cappelli would be multiplied by the applicable percentage (which may range from 0% to 600%) pursuant to the schedules of financial targets set forth below to determine the maximum number of shares of our Class A common stock issuable based on the attained level of the performance goal. The number of share units from such conversion would constitute Mr. Cappelli’s performance-qualified shares.
The applicable formula for effecting such conversion of Mr. Cappelli’s July 2011 award, as modified by the Compensation Committee in October 2013, was as follows:

Adjusted Operating Free Cash Flow Increase, as Modified October 2013	Percentage of Target Number of Performance Share Units to Qualify as Performance-Qualified Shares
$5,700,000 or less	—%
$12,200,000	100%
$17,200,000	200%
$24,700,000	300%
$34,700,000	400%
$49,700,000	500%
$79,700,000 or more	600%

The applicable formula for effecting such conversion of Mr. Cappelli’s March 2012 award, as modified by the Compensation Committee in October 2013, was as follows:

Adjusted Operating Free Cash Flow Increase, as Modified October 2013	Percentage of Target Number of Performance Share Units to Qualify as Performance-Qualified Shares
$30,800,000 or more	—%
$37,300,000	100%
$42,300,000	200%
$49,800,000	300%
$59,800,000	400%
$74,800,000	500%
$104,800,000 or more	600%
Should the amount of such increase fall between two of the levels specified in the above schedule, then the applicable percentage conversion would be interpolated on a straight-line basis between the conversion percentages specified for those two levels.
To further mitigate risk, the Compensation Committee reserved, but did not exercise, the discretion to reduce the number of performance-qualified shares of Class A Common Stock resulting from the attained level of the adjusted operating free cash flow increase by up to 50%.
The resulting number of performance-qualified shares of Class A Common Stock in which Mr. Cappelli may vest was also dependent upon the number of fiscal years of service he completed with us during the applicable service periods. Accordingly, the number of such performance-qualified shares determined for Mr. Cappelli on the basis of the attained increase in adjusted operating free cash flow was multiplied by a fraction, the numerator of which is the total number of fiscal years of service completed by him within the service period and the denominator of which is the total number of fiscal years within that service period. For such purpose, the applicable service period for the July 2011 award was the three-year period coincident with fiscal years 2012 through 2014. The applicable service period for the March 2012 award was the two-year period coincident with fiscal years 2013 and 2014.
Following the close of fiscal year 2014, the Compensation Committee determined the amount by which the adjusted operating free cash flow realized by Apollo Global for the applicable measurement period exceeded the adjusted operating free cash flow realized by Apollo Global for the base period. For both the base period and the applicable measurement period, Apollo Global’s cash flow from operations was determined on a consolidated basis with its consolidated subsidiaries for financial reporting purposes and in accordance with current GAAP and form of financial statement presentation in effect on the award date and was confirmed from the system of records used to prepare the Company’s audited consolidated financial statements for that period, subject to certain adjustments authorized by the Compensation Committee.
The following chart shows: (i) the amount of increase in Apollo Global’s adjusted free cash flow for the applicable measurement periods for the July 2011 and March 2012 awards, (ii) the resulting percentage of target number of performance share units to qualify as performance-qualified shares, and (iii) the total number of the performance-qualified shares earned under each award:

	Award Date
	July 2011	March 2012
Adjusted Free Cash Flow Increase	$12,579,166	$37,322,302
Percentage of Target Number of Performance Share Units to Qualify as Performance-Qualified Shares	107.6%	100.4%
Number of Performance-Qualified Shares Earned	22,667	12,861
(3) Performance Share Unit Award for Mr. Uehlein. In August 2013, Mr. Uehlein received an annual long term incentive award for fiscal year 2014 comprised of: (i) an Apollo Global performance share unit component with a target number of 12,465 shares of our Class A Common Stock and (ii) a performance cash bonus component with a target grant date value of $250,000 (the CEO has discretion to reduce or eliminate this cash component of the award). Each of these components of the award is tied to the growth in the adjusted free cash flow of our subsidiary, Apollo Global, over a three-year performance period that ends with our fiscal year 2016. Specifically, financial performance under the awards will be measured in terms of the amount by which the adjusted free cash flow realized by Apollo Global for the measurement period coincident with our fiscal year

2016 exceeds the level of adjusted free cash flow realized by Apollo Global for the base period coincident with our fiscal year 2013. However, should a change of control of Apollo Global occur prior to the completion of fiscal year 2016, a new measurement period coincident with the twelve (12)-month period ending on the close of the fiscal quarter coincident with or immediately preceding the effective date of the change of control event would be used.
For both the base period and the applicable measurement period, Apollo Global’s cash flow from operations will be determined on a consolidated basis with its consolidated subsidiaries for financial reporting purposes. However, the cash flow from operations realized for the base period and the relevant measurement period will be subject to certain adjustments pre-authorized by the Compensation Committee, and the resulting amount will constitute the adjusted free cash flow for that period.
Within seventy-five (75) days after the completion of the performance period, the Compensation Committee shall determine and certify the amount of the adjusted free cash flow increase for Apollo Global from fiscal year 2013 to fiscal year 2016. On the basis of the amount of such certified increase, the target number of performance share units and target dollar amount of the performance cash bonus awarded to Mr. Uehlein will be multiplied by an applicable percentage (which may range from 0% to 600%) to determine the maximum number of shares of our Class A common stock and cash issuable based on the attained level of the performance goal. The number of share units from such conversion will constitute Mr. Uehlein’s performance-qualified shares. The dollar amount from such conversation will constitute Mr. Uehlein’s performance-qualified bonus amount. As noted above, the CEO has discretion to reduce or eliminate the performance-qualified bonus amount
Special Equity Awards
(1) Retention Award for Mr. Martin. In order to assist in the retention of Mr. Martin, whose retention has been determined by the Compensation Committee to be critical to the Company’s long-term success, in August 2013, Mr. Martin received a special restricted stock unit award with a grant date target award value of $500,000 that vests incrementally over a three-year period of continuous service, subject to the satisfaction of an adjusted net income performance vesting goal of $75 million for fiscal year 2014 that was in fact attained.
(2) Special Award for Mr. Uehlein. In recognition of his service as Acting Chief Operating Officer during a portion of fiscal year 2014, in August 2014 Mr. Uehlein received a special restricted stock unit award with a grant date target award value of $1,000,000 that vests incrementally in equal annual installments over a four-year period of continuous service.
(3) Make-Whole Award for Mr. Bowling. In recognition of the loss of unvested equity awards from Mr. Bowling’s prior employer, in December 2013, Mr. Bowling received a special make-whole grant of restricted stock units with a grant date value of $2,000,000 that vests incrementally over a three-year period of continuous service, subject to the satisfaction of an adjusted net income performance vesting goal of $75 million for fiscal year 2014 that was in fact attained and with accelerated vesting in certain circumstances including Mr. Bowling’s involuntary termination without cause.
OTHER EXECUTIVE BENEFITS, INCLUDING PERQUISITES, RETIREMENT BENEFITS, AND NON-QUALIFIED DEFERRED COMPENSATION PROGRAM
Executive officers are, in general, entitled to the same employee benefits available to all other full-time employees (subject to the satisfaction of applicable minimum service and other eligibility requirements). Such benefits include vacation accruals, health and welfare benefits and participation in our 401(k) Savings Plan and Employee Stock Purchase Plan.
Our executive officers and certain other highly compensated employees are also eligible to participate in a deferred compensation plan that allows them the opportunity to defer a portion of their salary each year for subsequent distribution upon their termination of employment or other designated payment date. Additionally, participants in our Executive Officer Performance Incentive Plan are eligible to defer up to seventy-five percent (75%) of their annual bonus under that plan. Participants are also credited each year with the equivalent of any Company matching contributions which they would have otherwise been entitled to receive under the 401(k) Savings Plan had their personal contributions under that plan not been limited by reason of the tax law requirements applicable to tax-qualified retirement plans. During the deferral period, the participants will have the opportunity to earn a notional investment return on their account balance tied to one or more investment funds that track the actual investment funds available under the 401(k) Savings Plan.
In addition, certain perquisites are made available to one or more executive officers, including the personal use of company-provided automobiles (including reimbursement of registration fees, insurance costs and fuel and maintenance expenses), housing allowances and reimbursement of duplicative living costs at secondary business locations, reimbursement for certain home security system expenses, reimbursement of certain personal travel expenses, limited use of company-chartered aircraft for travel by family members of executive officers, limited personal use of the company-owned or leased condominiums, and payment of premiums for umbrella insurance coverage. In certain situations where a named executive officer relocates in connection with his or her employment with the Company, we will provide limited loss protections and tax equalization on the sale of primary residences in connection with such relocations. We have adopted formal policies governing the use of company-chartered aircraft and company-owned or leased condominiums. The policies are designed to assure that all personal use of company-provided aircraft or our company-owned or company-leased condominiums is carefully monitored and properly recorded and that any taxable income to the executive officer resulting from such use is accurately reported, with the requisite tax withholdings collected, and any reportable perquisites associated with such use is properly disclosed in accordance with applicable securities law regulations. In addition, the policies require quarterly reports to the Compensation Committee with respect to all personal or non-business use of our company-chartered aircraft or our company-owned condominium by the executive officers during the period covered by the report.
We have a stadium naming rights agreement (the “Stadium Agreement”) with the Arizona Cardinals of the National Football League pursuant to which a number of ancillary benefits are provided as part of the fixed contract fee, including access to a private stadium loft for a limited number of guests for all games played by the Arizona Cardinals at the stadium and certain other sporting and entertainment events held at the stadium, a specified number of additional tickets to all home games played by the Arizona Cardinals at the stadium, fully-paid expenses to three away games per year for a limited number of guests per trip and fully-paid expenses to the Super Bowl and NFL Pro Bowl each year for a limited number of guests per trip. We have also entered into corporate sponsorship agreements with several other professional sports teams in order to market the University of Phoenix brand and enhance the national recognition of that institution. The corporate sponsorship arrangements are structured in a manner similar to the Stadium Agreement. Accordingly, each corporate sponsorship contract has a fixed term with a specified schedule of annual fees payable by the Company over that term. A number of ancillary benefits are provided under the contract, including access to a private suite for a limited number of guests for all home games and certain other entertainment events held at the facility, additional tickets to all home games played at the facility, and fully-paid expenses (transportation, food and lodging) to a limited number of away games for a limited number of guests per trip. As a result of the fixed fee structure for the Stadium Agreement and the similarly-structured sponsorship arrangements, we do not incur any incremental costs for tickets to the extent one or more named executive officers may have enjoyed the personal use of those ancillary benefits. However, to the extent we did incur incremental costs in purchasing additional tickets to events held at the facility, the incremental cost per ticket (determined by dividing the aggregate out-of-pocket cost we incurred in purchasing those additional tickets by the total number of tickets available to us for the event, including the no-cost tickets provided under the applicable agreement) was allocated to any named executive officer who received for personal use one or more tickets to the event for which we purchased additional tickets. In addition, to the extent we incurred incremental costs in providing catering for such an event, the incremental cost per person (determined by dividing the total catering cost for an event by the total number of attendees to the event) was allocated to any named executive officer who received for personal use one or more tickets to the event. Such incremental cost was taken into account in determining the named executive officer’s potentially disclosable and quantifiable perquisites for the fiscal year. The Company maintains procedures to track and record the disposition of all tickets acquired or purchased pursuant to the Stadium Agreement and the business or personal use of the allotted tickets.
Executive officers who entered our employ after August 25, 2009 are fully reimbursed, on a tax adjusted basis, for the COBRA costs they incur for continued health care coverage for themselves and their spouses and eligible dependents under their prior employer’s group health plan for the period preceding their coverage under our group health care plan, up to a maximum period of three months of such reimbursed coverage.
The Compensation Committee believes that the perquisites available to the executive officers have been set at a reasonable and appropriate level commensurate with their duties and responsibilities and are among the personal benefits typically provided to senior executive officers of companies with which we compete for executive talent. In addition, the reimbursement of certain personal expenses (such as travel costs, housing allowances and reimbursement of duplicative living costs) in lieu of salary increases to cover those recurring expenses avoids the additional costs we might otherwise occur with respect to certain other compensation or employee benefit programs that are tied directly or indirectly to the level of an executive officer’s base salary. Accordingly, the Compensation Committee believes that the overall structure of the executive officer perquisite program serves as a valuable recruiting and retention mechanism for its executive officers and enables us to compete more successfully for qualified executive talent.
Further details regarding executive perquisites and other personal benefits are contained in the Summary Compensation Table and accompanying footnotes that appear later in this Information Statement.
EMPLOYMENT AGREEMENTS AND POST-TERMINATION PAYMENTS
Employment Agreements and Individual Severance Arrangements
We have an existing employment agreement with Mr. Cappelli. This agreement, together with the severance benefits they provide, are summarized in the section of this Information Statement below entitled “Agreements Regarding Employment, Change of Control, and Termination of Employment.” We do not maintain employment agreements with any named executive officers other than Mr. Cappelli. The employment agreement with Mr. Cappelli was based on arm’s-length negotiation. The compensation package provided under that agreement was determined by the Compensation Committee to be fair and reasonable on the basis of the comparative compensation data provided by its independent compensation consultant.

Senior Executive Severance Pay Plan
We also maintain the Senior Executive Severance Pay Plan pursuant to which our executive officers and other senior executives may become entitled to salary continuation payments and certain other severance benefits in the event their employment is involuntarily terminated other than for cause. The severance benefits to which the covered participants may become entitled are summarized in the section of this Information Statement below entitled “Agreements Regarding Employment, Change of Control, and Termination of Employment.”
However, to the extent a named executive officer or other covered individual is entitled to severance benefits under an employment agreement or other severance arrangement in effect with us at the time of his or her termination of employment, then his or her payments under the severance plan will be offset by the severance benefits payable under such employment agreement or other arrangement so that there will be no duplication of benefits. At present, only Mr. Cappelli has an employment agreement that provides severance benefits in the event his employment is terminated under certain circumstances and those benefits will reduce all or a portion of the potential benefits to which they may otherwise become entitled under the Senior Executive Severance Pay Plan, as described in the section of this Information Statement below entitled “Agreements Regarding Employment, Change of Control, and Termination of Employment.”
The receipt of severance benefits under the Senior Executive Severance Pay Plan will be conditioned upon the terminating executive’s delivery of an effective and enforceable general release of all claims against us and our affiliates and his compliance with certain non-competition, non-solicitation and non-disparagement covenants.
The Compensation Committee believes that the Senior Executive Severance Pay Plan serves as an important recruitment and retention vehicle that allows us to remain competitive in attracting and retaining executive talent and also reduces the need to execute formal employment agreements with new executives by assuring them of a reasonable severance package in the event their employment were to be involuntarily terminated other than for cause.
Retirement/Deferred Compensation Programs
To date, the principal program we maintain as a retirement-savings vehicle for our named executive officers and other employees is our broad-based 401(k) Savings Plan, a defined contribution plan. In addition, we implemented a new deferred compensation plan in 2012 that allows our executive officers the opportunity to defer a portion of their base salary and annual bonus each year and earn a notional investment return on their deferred account balance. The plan is described below in the section of this Information Statement entitled “Non-Qualified Deferred Compensation.”
Potential Payments Due upon Termination and/or a Change of Control
Our equity compensation plans provide for accelerated vesting of all outstanding options, restricted stock units and performance share unit awards in the event we undergo certain changes in control or ownership. The Compensation Committee believes that such single-trigger accelerated vesting is appropriate for the following reasons:

•
We rely primarily on long-term equity incentive awards to provide our named executive officers with the opportunity for wealth creation and the accumulation of substantial resources to fund their retirement income, and the Compensation Committee accordingly believes that a change of control event for a controlled-company such as us is an appropriate liquidation point for awards designed for such purposes.

•
By protecting the most significant component of their total direct compensation, the acceleration feature mitigates any potential conflicts of interest that might otherwise arise between the named executive officers and our shareholders and serves as a substantial incentive for those officers to obtain the highest possible value for the shareholders, should we become an acquisition target. It also allows the named executive officers to remain focused on our business operations and strategic objectives without undue concern over their own financial security during periods when substantial disruptions and distractions might otherwise prevail should we become the subject of acquisition overtures.

•
Immediate acceleration preserves the economic value of outstanding equity awards in those instances where the awards would not otherwise be assumed by the acquiring company and would accordingly be canceled.

The Compensation Committee periodically reviews tally sheets prepared by management and reviewed by its independent compensation consultant indicating the severance benefits to which the named executive officers would be entitled under their existing employment agreements or the Senior Executive Severance Pay Plan were their employment to be terminated under various scenarios, such as an involuntary termination without cause or a resignation for good reason. The tally sheets indicate the total dollar amount of cash severance under each scenario, the intrinsic value of accelerated equity awards using the then-current stock price, the value of cash retention awards, and any other special benefits that would be triggered by the termination event. The Compensation Committee performed such a periodic review in December 2013 and determined that the severance benefits for the named executive officers, as reflected in the tally sheets, were at competitive levels compared to market practice.

Calculations and further explanation of the payments due the named executive officers upon termination of employment and/or a change of control event are found under the portion of the Executive Compensation section of this Information Statement entitled “Agreements Regarding Employment, Change of Control, and Termination of Employment.”
IMPACT OF TAX AND ACCOUNTING
As a general matter, the Compensation Committee takes into the account the various tax and accounting implications of the compensation programs maintained for our executive officers.
To maintain maximum flexibility in designing compensation programs, the Compensation Committee will continue to take tax deductibility into consideration when structuring incentive compensation awards for the named executive officers. However, in establishing the cash and equity incentive compensation programs for the named executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. For example, the annual cash bonus paid to named executive officers and the long-term incentive equity awarded provided to named executive officers as part of the annual equity award process for fiscal year 2014 are intended to comply with the exemption for performance-based compensation under Code Section 162(m), but the retention cash awards with service-based vesting previously granted to the named executive officers in fiscal year 2013 are subject to the deduction limits of Code Section 162(m). The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Code Section 162(m) limitation. Further, because of the fact-based nature of the exemption for performance-based compensation under Code Section 162(m) and the limited amount of binding-related guidance, the Compensation Committee cannot guarantee that compensation that is intended to comply with the exemption for performance-based compensation under Code Section 162(m) will in fact so qualify. Accordingly, we reserve the right to pay compensation that is not deductible under Code Section 162(m) and the right to pay discretionary bonuses and other ad hoc compensatory awards.
The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Apollo Education Group specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Information Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014.
Submitted by:
Roy A. Herberger, Jr., Chair
Dana H. Born
Ann Kirschner
Manuel F. Rivelo

RISK ASSESSMENT OF COMPENSATION PROGRAMS
On an annual basis, we perform a comprehensive review of the various compensation programs maintained throughout the organization to assess whether any of those programs encourage excessive risk taking that might create a material risk to our economic viability. This process includes our Human Resources department identifying our various compensation plans and programs, and evaluating their principal features, the potential risks posed to the Company and any mitigating factors, such as payment caps, internal processes for the review and validation of applicable performance measures and levels of attainment, and discretion maintained by the Company or other plan administrator to reduce and/or adjust payout amounts as warranted.
The Compensation Committee has reviewed our compensation plans and programs and their considerations and conclusions with respect to their risk assessment of the compensation programs maintained for our executive officers are set forth in the “Compensation Discussion and Analysis” section of this Information Statement.
Both the Company and the Compensation Committee believe that the following compensation plan design features safeguard against excessive risk taking:

•	Our cash and equity compensation structure is generally applied on a uniform basis throughout the organization.

•
Our management-level employees receive equity awards on a recurring basis. Those awards are either in the form of RSUs or a combination of stock option grants, RSUs and PSU awards that are settled in shares of our Class A Common Stock. Although stock options have the potential to encourage risk taking, all equity awards typically vest over a three to four year vesting period to encourage award recipients to focus on sustaining our long-term performance. In addition, equity awards are generally made on an annual basis, such that at any given time, our executive officers and other management-level employees typically have unvested awards outstanding that could decrease significantly in value if our business is not managed for the long-term.

•
We also have a PSU/performance cash bonus award program for key employees of Apollo Global and certain employees of the Company who are significantly involved in the business operations of that entity. The applicable performance-vesting condition for those awards is generally tied to an adjusted operating free cash flow metric measured at the Apollo Global level for the applicable performance period for the particular award. The Apollo Global awards are more leveraged than the Company’s PSU awards as the maximum payout level under the Apollo Global awards is 600% of target, whereas the maximum payout rate under the Company’s PSUs is set at either 200% or 300% of target. However, the more leveraged nature of the Apollo Global awards is not considered to pose a material adverse risk to the Company for the following reasons:

◦	The awards are only made to a limited and select group of individuals within the organization.

◦
There is a cap on both the maximum number of shares issuable and the maximum dollar amount payable on the awards, and such awards are expected to be made on an annual basis to the selected individuals so that they will eventually hold a number of outstanding awards under the program with different performance targets and vesting schedules. Excessive risk taking to earn a maximum return on one year’s award could jeopardize the potential return on the awards for other years.

◦
The Apollo Global award payouts may be reduced by as much as 50% at the discretion of the Compensation Committee, as to executive officers with such awards, or the Chief Executive Officer, as to awards to non-executive officers.

◦
Although most Apollo Global employees receive their long-term incentive awards solely or primarily in the form of such special PSUs and performance cash bonus awards, there are only a small number of employees who receive these Apollo Global awards compared to the overall number of employees who receive long-term incentive awards. Consequently, the aggregate grant-date value of these Apollo Global awards is relatively small in comparison to the aggregate grant-date value of the annual long-term incentive awards made to other individuals throughout the organization that are tied to our performance or the price of our Class A Common Stock.

◦
For the limited number of Company employees who receive Apollo Global PSU/performance cash bonus awards, the total grant-date value of their annual long-term incentive award is allocated in accordance with a portfolio approach that directs the predominant portion of that value into equity awards tied to Company-level performance or the price of our Class A Common Stock. Accordingly, for our employees, the special Apollo Global PSU/performance cash bonus awards they receive do not comprise a significant component of their total equity compensation package.

•
Our overall compensation structure is not overly weighted toward short-term incentives and, for management-level employees, there is a significant long-term equity award component tied to the value of our Class A Common Stock. The short-term incentive programs we have implemented are subject to a dollar cap per individual tied to a percentage of their base salary. As a result, there is a meaningful limitation on the amount of compensation that can be generated from such short-term incentive programs, thereby mitigating the potential for excessive risk taking with respect to short-term goals. In addition, at the executive officer level, the Compensation Committee has discretion to reduce and/or adjust the bonus amounts payable to executive officers by taking into account such factors as it deems appropriate, including whether the executive officer has caused the Company to incur any unnecessary or excessive risks.
Based on the foregoing considerations, both the Company and the Compensation Committee concluded that our overall employee compensation structure, when analyzed in terms of its organization-wide application or its specific application to its various major business units, does not create risks that are reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION INFORMATION
The following details information regarding the compensation earned by our named executive officers for fiscal years 2014, 2013 and 2012. Mr. Uehlein ceased to be an executive officer of the Company on December 12, 2013, but is included in this table based on his total compensation for fiscal year 2014. None of the named executive officers earned or were paid any compensation related to the change in pension value and/or reportable investment returns on the deferred compensation plans during fiscal years 2014, 2013 or 2012.

Name and Principal Position	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(4) ($)	Total ($)
Gregory W. Cappelli,	2014	800,000	—	3,690,040	3,304,471	1,113,600	87,272(5)	8,995,383
Chief Executive Officer	2013	700,000	—	—	2,891,400	931,500	17,466	4,540,366
	2012	700,000	—	2,525,802	—	802,221	21,122	4,049,145
Brian L. Swartz,	2014	515,000	375,000(6)	1,355,076	973,394	537,660	5,250(7)	3,761,380
Senior Vice President and Chief Financial Officer	2013	450,000	—	1,190,039	808,682	452,925	1,652	2,903,298
	2012	450,000	—	1,830,946	220,262	386,785	1,558	2,889,551
J. Mitchell Bowling,	2014	403,890(8)	—	3,730,131	969,039	562,215	512,666(9)	6,177,941
Chief Operating Officer

Sean B.W. Martin,	2014	540,000	458,333(6)	1,320,127	608,991	563,760	6,071(10)	3,497,282
Senior Vice President and General Counsel	2013	450,000	—	1,440,107	559,086	452,925	6,137	2,908,255
	2012	450,000	—	1,060,079	100,129	386,785	5,100	2,002,093
Peter V. Sperling,	2014	700,000	—	565,070	184,723	974,400	20,954(11)	2,445,147
Chairman of the Board	2013	499,452	—	726,078	159,739	670,265	22,497	2,078,031

Curtis M. Uehlein,	2014	373,301(12)	741,000(13)	1,622,134	19,969	429,715(14)	5,814(7)	3,191,933
President of Apollo Global

(1) Includes amounts that may be deferred under our Employee Savings and Investment Plan, a tax-qualified deferred compensation plan under section 401(k) of the Internal Revenue Code, and our deferred compensation plan, a non-qualified deferred compensation plan maintained by the Company for a select group of executive officers and other key employees.
(2) Includes the aggregate grant-date fair value of RSU and PSU awards calculated in accordance with Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board (“ASC 718”). Such amounts have been calculated based on the closing selling price per share of our Class A common stock as of the respective grant date of each award, and do not take into account any estimated forfeitures related to service-based vesting conditions. For PSUs, such amounts are based on the initial probable outcome of the applicable performance goals, which is assumed to be at target level attainment.
The following details the grant-date fair value of the RSUs and PSUs awarded to each named executive officer for each of the covered fiscal years:

	2012		2013		2014
Name	RSUs ($)	PSUs* ($)	RSUs ($)	PSUs** ($)	RSUs ($)	PSUs*** ($)
Gregory W. Cappelli	28,364	2,497,438	—	—	3,690,040	—
Brian L. Swartz	1,140,131	690,815	1,190,039	—	1,355,076	—
Sean B.W. Martin	690,024	370,055	1,440,107	—	1,320,127	—
Peter V. Sperling			726,078	—	565,070	—
J. Mitchell Bowling					3,730,131	—
Curtis M. Uehlein					1,280,097	342,037
* The grant-date fair value reported for the PSU awards made to the applicable named executive officer in fiscal year 2012 also includes the incremental value resulting from the November 2011 adjustment to the threshold, target and maximum levels of attainment for the adjusted free cash flow metric to which 80% of the target shares subject to the PSU awards made to the applicable named executive officer in July 2011 and October 2011 were tied.

** No PSUs were awarded to the applicable named executive officer in fiscal year 2013 and there was no incremental value resulting from the October 2012 adjustment to the definition of the adjusted operating free cash flow metric to which the target shares subject to the March 2012 PSU award were tied.
*** The grant-date fair value reported for the Apollo Global PSU awards made to Mr. Uehlein in fiscal year 2014 includes the incremental value resulting from the October 2013 adjustment to the definition of and the threshold, target and maximum levels of attainment for the adjusted free cash flow metric to which the target shares subject to the October 2012 Apollo Global PSU award were tied. There was no incremental value resulting from the October 2013 adjustment to the definition of and the threshold, target and maximum levels of attainment for the adjusted free cash flow metric to which the target shares subject to the Apollo Global PSU awards made to the applicable named executive officer in July 2011 and March 2012 were tied.
The grant-date fair value of the performance share units awards made during fiscal years 2012, 2013 and 2014 assuming payout at maximum level attainment are as follows:

Name	2012 ($)	2013 ($)	2014 ($)
Gregory W. Cappelli	6,995,286	—	—
Brian L. Swartz	1,771,703	—	—
Sean B.W. Martin	950,191	—	—
Peter V. Sperling		—	—
J. Mitchell Bowling			—
Curtis M. Uehlein			2,052,222
(3) Represents the aggregate grant-date fair value of stock option awards calculated in accordance with ASC 718, and does not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of the grant-date fair value for the fiscal year 2014 awards are set forth in Notes 1 and 15 in our consolidated financial statements for the year ended August 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 21, 2014.
(4) We incur no incremental cost in providing to one or more named executive officers the allotted tickets or trips, or access to the private stadium loft that we receive in connection with the Stadium Agreement and other similar corporate sponsorship agreements discussed in the “Other Executive Benefits, including Perquisites, Retirement Benefits and Non-Qualified Deferred Compensation Program” subsection of the “Compensation Discussion and Analysis” section above. However, when we do purchase additional tickets to any event, any reportable executive officer perquisites with respect to that event are determined on an average cost per ticket basis by dividing the aggregate cost we incur for the additional tickets by the total number of tickets available to us for that event, including the no-cost tickets provided under the applicable contract.
(5) Represents (i) a matching contribution in the amount of $3,900 made by the Company to the named executive officer’s account under the Company’s Employee Savings and Investment Plan, (ii) $373 relating to personal use of the Company-owned condominium by members of Mr. Cappelli’s family, (iii) $5,090 relating to personal use of the Company-chartered aircraft or personal flight expenses by members of Mr. Cappelli’s family, (iv) $7,472 relating to the reimbursement of commuting costs, (v) $3,343 relating to travel, meal and entertainment expenses for the attendance of Mr. Cappelli’s spouse, family and guests at Company events, (vi) $6,525 relating to the payment of Mr. Cappelli’s legal fees related to the negotiation of his extended employment agreement discussed in the “Agreements Regarding Employment, Change of Control, and Termination of Employment” section below, (vii) $59,989 relating to upgrades to Mr. Cappelli’s home security system, (viii) $333 relating to personal liability insurance covering Mr. Cappelli, and (ix) $247 relating to golf expenses. In addition, Mr. Cappelli received tickets to certain sporting and entertainment events for personal use, for which the Company incurred no incremental costs under the Stadium Agreement or the various corporate sponsorship agreements. Members of Mr. Cappelli’s family also used a Company-owned vehicle for which the Company incurred no incremental costs.
(6) Represents the first installments of the November 2012 and March 2013 cash retention awards that vested in September 2013 and March 2014, respectively.
(7) Represents a matching contribution made by the Company to the named executive officer’s account under the Company’s Employee Savings and Investment Plan. In addition, Mr. Swartz received tickets to certain sporting and entertainment events for personal use, for which the Company incurred no incremental costs under the Stadium Agreement or the various corporate sponsorship agreements.
(8) Calculated based on an annual rate of base salary of $540,000 for the period between Mr. Bowling’s date of hire in December 2013 through August 31, 2014.
(9) Represents (i) $12,754 relating to personal use of the Company-chartered aircraft, (ii) $521 relating to the reimbursement of commuting costs, (iii) $987 relating to travel and meal expenses for the attendance of Mr. Bowling’s spouse and guests at Company events, (iv) $149,467 relating to the reimbursement of the loss Mr. Bowling incurred upon the sale of his

Pennsylvania residence in connection with his commencement of employment with the Company, (v) $109,799 relating to the tax equalization payment with respect to the tax liability that Mr. Bowling incurred with respect to the reimbursement described in item (iv), (vi) $26,939 reimbursement for commuting costs incurred in connection with Mr. Bowling’s travel from his principal residence in Philadelphia to the Company’s offices in Chicago, Illinois for a limited period following his commencement of employment with the Company, including airline travel and ground transportation, lodging and meals, (vii) $19,790 as a tax equalization payment with respect to the tax liability Mr. Bowling incurred with respect to such commuting costs, (viii) $166,154 for other relocation costs incurred in connection with Mr. Bowling’s commencement of employment with the Company including airline travel and ground transportation, lodging and meals, household goods movement, and closing costs on home sale, (ix) $25,922 as a tax equalization payment with respect to the tax liability Mr. Bowling incurred with respect to such relocation costs, and (x) $333 relating to personal liability insurance covering Mr. Bowling. In addition, Mr. Bowling received tickets to certain sporting and entertainment events for personal use, for which the Company incurred no incremental costs under the Stadium Agreement or the various corporate sponsorship agreements.
(10) Represents (i) a matching contribution in the amount of $5,250 made by the Company to the named executive officer’s account under the Company’s Employee Savings and Investment Plan, and (ii) an $821 Company contribution to the Company’s Deferred Compensation Plan for the named executive officer. Members of Mr. Martin’s family also used the Company-owned condominium and a Company-owned vehicle for which the Company incurred no incremental costs. In addition, Mr. Martin received tickets to certain sporting and entertainment events for personal use, for which the Company incurred no incremental costs under the Stadium Agreement or the various corporate sponsorship agreements.
(11) Represents (i) a matching contribution in the amount of $2,983 made by the Company to the named executive officer’s account under the Company’s Employee Savings and Investment Plan, (ii) an $821 Company contribution to the Company’s Deferred Compensation Plan for the named executive officer, (iii) $2,317 in registration and insurance costs, and $14,500 in fuel and maintenance costs, allocated to Mr. Sperling’s personal use of vehicles owned by the Company, and (iv) $333 relating to personal liability insurance covering Mr. Sperling.
(12) Calculated based on an annual rate of base salary of $350,000 for the period September 1, 2013 to December 31, 2013 and $385,000 for the period January 1, 2014 to August 31, 2014.
(13) Represents (i) $325,000 for the first installments of the November 2012 and March 2013 cash retention awards that vested in September 2013 and March 2014, respectively and (ii) a spot bonus of $416,000 made to Mr. Uehlein in two installments in January and May 2014 in connection with his service as Acting Chief Operating Officer during fiscal years 2013 and 2014.
(14) Includes a performance cash bonus in the amount of $80,700, which had both performance-vesting and service-vesting conditions. The performance-vesting condition was tied to the amount by which the adjusted free cash flow realized by Apollo Global for the measurement period coincident with fiscal year 2014 exceeded the level of the adjusted free cash flow realized by Apollo Global for the base period coincident with fiscal year 2011.

GRANTS OF PLAN-BASED AWARDS
Awards granted to our named executive officers during fiscal year 2014 consisted of the following:

•
Non-equity incentive plan awards - Cash incentive awards are granted annually to our named executive officers under our Executive Officer Performance Incentive Plan. The material terms of the fiscal year 2014 Executive Officer Performance Incentive Plan were approved by the Compensation Committee and are described in the “Annual Variable Cash Bonus Plan” subsection of the “Compensation Discussion and Analysis” section above. Information concerning the actual cash incentive bonus earned under the plan by each named executive officer is described in the “Summary Compensation Information” table above.

•
Equity incentive plan awards - All RSU awards and PSU awards granted to named executive officers in fiscal year 2014 were granted under our 2000 Stock Incentive Plan. The material terms of our equity incentive awards are described in the “Long-Term Incentives” subsection of the “Compensation Discussion and Analysis” section above.

The following provides information regarding incentive awards granted to named executive officers during fiscal year 2014:

									All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-Date Fair Value of Equity Awards(3) ($)
Name	Grant Date	Approval Date(1)	Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory W. Cappelli	11/18/13	10/17/13	400,000(2)	800,000(2)	1,600,000(2)	—	—	—	—	—	—	—
	10/17/13	—	—	—	—	—	(4)	(4)	—	—	—	(4)
	10/17/13	—	—	—	—	—	(4)	(4)	—	—	—	(4)
	08/12/14	08/11/14	—	—	—	—	137,997(5)	—	—	—	—	3,690,040
	08/12/14	08/11/14	—	—	—	—	—	—	—	322,356(6)	26.74	3,304,471
Brian L. Swartz	11/18/13	10/17/13	193,125(2)	386,250(2)	772,500(2)	—	—	—	—	—	—	—
	08/12/14	08/11/14	—	—	—	—	50,676(7)	—	—	—	—	1,355,076
	08/12/14	08/11/14	—	—	—	—	—	—	—	94,956(8)	26.74	973,394
J. Mitchell Bowling	11/18/13	10/17/13	201,945(2)	403,890(2)	807,780(2)	—	—	—	—	—	—	—
	12/16/13	10/17/13	—	—	—	—	26,756(9)	—	—	—	—	690,037
	12/16/13	10/17/13	—	—	—	—	77,550(10)	—	—	—	—	2,000,015
	08/12/14	08/11/14	—	—	—	—	38,896(7)	—	—	—	—	1,040,079
	12/16/13	10/17/13	—	—	—	—	—	—	—	31,076(11)	25.79	310,104
	08/12/14	08/11/14	—	—	—	—	—	—	—	64,280(8)	26.74	658,934
Sean B.W. Martin	11/18/13	10/17/13	202,500(2)	405,000(2)	810,000(2)	—	—	—	—	—	—	—
	08/12/14	08/11/14	—	—	—	—	37,024(7)	—	—	—	—	990,022
	08/12/14	08/11/14	—	—	—	—	12,345(12)	—	—	—	—	330,105
	08/12/14	08/11/14	—	—	—	—	—	—	—	59,408(8)	26.74	608,991
Peter V. Sperling	11/18/13	10/17/13	350,000(2)	700,000(2)	1,400,000(2)	—	—	—	—	—	—	—
	08/12/14	08/11/14	—	—	—	—	21,132(7)	—	—	—	—	565,070
	08/12/14	08/11/14	—	—	—	—	—	—	—	18,020(8)	26.74	184,723
Curtis M. Uehlein	11/18/13	10/17/13	125,365(2)	250,729(2)	501,458(2)	—	—	—	—	—	—	—
	10/17/13	—	—	—	—	—	(4)	(4)	—	—	—	(4)
	10/17/13	—	—	—	—	—	(13)	(13)	—	—	—	10,094(13)
	11/25/13	08/05/13	—	—	—	—	12,465(14)	74,790(14)	—	—	—	331,943
	11/25/13	08/05/13	(15)	250,000(15)	1,500,000(15)	—	—	—	—	—	—	—
	08/12/14	08/11/14	—	—	—	—	—	—	47,872(16)	—	—	1,280,097
	08/12/14	08/11/14	—	—	—	—	—	—	—	1,948(8)	26.74	19,969

(1) The Compensation Committee pre-authorized incentive plan awards granted during fiscal year 2014 as follows:

•
Non-equity incentive plan awards - The basic structure was approved on October 17, 2013, and the threshold, target, and maximum levels of attainment for the related performance goals were approved on November 18, 2013.

•	August 12, 2014 equity awards - Pre-authorized on August 11, 2014 to become effective at the close of business on August 12, 2014.

•
December 16, 2013 equity awards made to Mr. Bowling - Pre-authorized on October 17, 2013, and the 77,550 RSUs described in footnote 10 below were modified on November 18, 2013 to include an initial performance-vesting condition.

•
November 25, 2013 equity award made to Mr. Uehlein - The number of PSUs granted was pre-authorized on August 5, 2013, and the definition and threshold, target and maximum levels of attainment for the related performance goal were approved on October 17, 2013.

(2) Reflects potential cash payouts under our Executive Officer Performance Incentive Plan for fiscal year 2014. The threshold, target, and maximum levels of attainment were increased for Mr. Uehlein to reflect the market adjustment to his annual base salary for his position as Apollo Global President, effective January 1, 2014. Based on the actual level at which each of the applicable performance goals was attained, the actual bonus amount paid to the named executive officers was at 139.2% of the target level indicated for the named executive officer in the above table.
(3) The reported values include the grant-date fair values of stock option grants, RSU awards and PSU awards, as well as the incremental value (if any) resulting from any material modifications to the named executive officer’s equity awards. Such amounts have been calculated in accordance with ASC 718, and do not take into account any estimated forfeitures related to service-based vesting conditions.
(4) In October 2013, the July 2011 Apollo Global PSU awards to Messrs. Cappelli and Uehlein and the March 2012 Apollo Global PSU award to Mr. Cappelli were modified to adjust the definitions of, and the threshold, target and maximum levels of attainment for, the adjusted free cash flow metrics to which those PSUs were tied. There was no incremental value resulting from such modification. In determining any potential incremental value, the grant-date fair value of this award was calculated immediately before and immediately after the modification, in accordance with ASC 718, on the basis of the probable outcome of the applicable performance goal and the number of shares of our Class A Common Stock that would result from such projected outcome. For purposes of such calculation, the probable outcome of the adjusted free cash flow metric was measured immediately before and immediately after the adjustment. The grant-date fair value was not reduced for any estimated forfeitures related to service-vesting conditions.
(5) Represents RSUs with both performance-vesting and service-vesting conditions. Each RSU represents the right to receive one share of our Class A Common Stock following the satisfaction of the applicable performance and service-vesting conditions. The performance-vesting condition is the Company’s attainment of adjusted net income of not less than $60 million for fiscal year 2015. Should such performance-vesting condition be met, one-third of the RSUs will vest and the underlying shares of our Class A Common Stock will be issued upon Mr. Cappelli’s continued employment with the Company through August 12, 2015. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on August 12, 2016 and August 12, 2017, respectively, upon Mr. Cappelli’s continued employment with the Company through each such annual vesting date. There is no threshold or maximum number for these RSUs. The unvested portion of Mr. Cappelli’s RSU award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company. Additionally, Mr. Cappelli is entitled to a 12-month service-vesting credit in the event his employment terminates under certain specified circumstances during the service-vesting period in accordance with the terms of his employment agreement with the Company.
(6) Represents stock options that will vest and become exercisable for the underlying shares of our Class A Common Stock in a series of three successive equal annual installments on August 12, 2015, August 12, 2016 and August 12, 2017, respectively, upon Mr. Cappelli’s continued employment with the Company through each such annual vesting date. The unvested portion of Mr. Cappelli’s stock options will fully vest on an accelerated basis upon certain changes in control or ownership of the Company. Additionally, Mr. Cappelli is entitled to a 12-month service-vesting credit and a 24-month post-termination period to exercise vested stock options (subject to the maximum term of the option) in the event his employment terminates under certain specified circumstances during the service-vesting period in accordance with the terms of his employment agreement with the Company.
(7) Represents RSUs with both performance-vesting and service-vesting conditions. Each RSU represents the right to receive one share of our Class A Common Stock following the satisfaction of the applicable performance and service-vesting conditions. The performance-vesting condition is the Company’s attainment of adjusted net income of not less than $60 million for fiscal year 2015. Should such performance-vesting condition be met, then 25% of the RSUs will vest and the underlying shares of our Class A Common Stock will be issued upon the named executive officer’s continued employment with the Company through August 31, 2015. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of three successive equal annual installments on August 12, 2016, August 12, 2017 and August 12, 2018, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date. There is no threshold or maximum number for these RSUs. The unvested portion of the named executive officer’s RSU award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company.
(8) Represents stock options that will vest and become exercisable for the underlying shares of our Class A Common Stock in a series of four successive equal annual installments on August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date. The unvested portion of the named executive officer’s stock options will fully vest on an accelerated basis upon certain changes in control or ownership of the Company.
(9) Represents RSUs with both performance-vesting and service-vesting conditions. Each RSU represents the right to receive one share of our Class A Common Stock following the satisfaction of the applicable performance and service-vesting conditions. The performance-vesting condition was the Company’s attainment of adjusted net income of not less than $75 million for fiscal year 2014. Subsequent to year-end, the Compensation Committee determined that the performance goal associated with the RSUs was attained, and accordingly, 25% of the RSUs vested and the underlying shares of our Class A Common Stock were issued to Mr. Bowling in October 2014. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of three successive equal annual installments on December 16, 2015, December 16, 2016 and December 16, 2017, respectively, upon Mr. Bowling’s continued employment with the Company through each such annual vesting date. There is no threshold or maximum number for these RSUs. The unvested portion of Mr. Bowling’s RSU award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company.
(10) Represents RSUs with both performance-vesting and service-vesting conditions. Each RSU represents the right to receive one share of our Class A Common Stock following the satisfaction of the applicable performance and service-vesting conditions. The performance-vesting condition was the Company’s attainment of adjusted net income of not less than $75 million for fiscal year 2014. Subsequent to year-end, the Compensation Committee determined that the performance goal associated with the RSUs was attained, and accordingly, one-third of the RSUs vested and the underlying shares of our Class A Common Stock were issued to Mr. Bowling in October 2014. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on December 16, 2015 and December 16, 2016, respectively, upon Mr. Bowling’s continued employment with the Company through each such annual vesting date. There is no threshold or maximum number for these RSUs. The unvested portion of Mr. Bowling’s RSU award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company and in the event Mr. Bowling is involuntary terminated without cause.
(11) Represents stock options that will vest and become exercisable for the underlying shares of our Class A Common Stock in a series of four successive equal annual installments on December 16, 2014, December 16, 2015, December 16, 2016 and December 16, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date. The unvested portion of Mr. Bowling’s stock options will fully vest on an accelerated basis upon certain changes in control or ownership of the Company.
(12) Represents RSUs with both performance-vesting and service-vesting conditions. Each RSU represents the right to receive one share of our Class A Common Stock following the satisfaction of the applicable performance and service-vesting conditions. The performance-vesting condition is the Company’s attainment of adjusted net income of not less than $60 million for fiscal year 2015. Should such performance-vesting condition be met, then 20% of the RSUs will vest and the underlying shares of our Class A Common Stock will be issued upon Mr. Martin’s continued employment with the Company through August 31, 2015. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on August 12, 2016 and August 12, 2017, respectively, upon Mr. Martin’s continued employment with the Company through each such annual vesting date. There is no threshold or maximum number for these RSUs. The unvested portion of Mr. Martin’s RSU award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company.
(13) In October 2013, the November 2012 Apollo Global PSU awards to Mr. Uehlein were modified to adjust the definition of, and the threshold, target and maximum levels of attainment for, the adjusted free cash flow metrics to which those PSUs were tied. The incremental value resulting from such modification was $10,094. In determining such incremental value, the grant-date fair value of this award was calculated immediately before and immediately after the modification, in accordance with ASC 718, on the basis of the probable outcome of the applicable performance goal and the number of shares of our Class A Common Stock that would result from such projected outcome. For purposes of such calculation, the probable outcome of the adjusted free cash flow metric was measured immediately before and immediately after the adjustment. The grant-date fair value was not reduced for any estimated forfeitures related to service-vesting conditions.
(14) Represents an Apollo Global PSU award with both performance-vesting and service-vesting conditions. The performance-vesting condition is tied to the amount by which the adjusted free cash flow realized by Apollo Global for the measurement period coincident with fiscal year 2016 exceeds the level of the adjusted free cash flow realized by Apollo Global for the base period coincident with fiscal year 2013. For both the base period and the applicable measurement period, Apollo Global’s cash flow from operations will be determined on a consolidated basis with its consolidated subsidiaries for financial reporting purposes. However, the cash flow from operations realized for the base period and the relevant measurement period will be subject to certain adjustments authorized by the Compensation Committee, and the resulting amount will constitute the adjusted free cash flow for the applicable period. Based on the attained performance level, the PSUs will be converted into actual shares of our Class A Common Stock by multiplying the number of PSUs subject to the award by the applicable conversion percentage that will range from 0% for non-attainment to 100% at target level attainment and up to 600% at maximum level attainment or above. There is no threshold number for these PSUs. Mr. Uehlein will vest in one-third of the shares of our Class A Common Stock into which the PSUs are so converted for each fiscal year within the specified service period (our 2014, 2015 and 2016 fiscal years) that Mr. Uehlein remains employed by the Company. The PSUs will vest on an accelerated basis upon certain changes in control or ownership of the Company or Apollo Global. In such event, the PSUs will be converted into actual shares of our Class A Common Stock at a conversion rate not less than 100%. For further information concerning the applicable performance measure for the PSUs and the conversion process based on performance goal attainment, please see the “Compensation Discussion and Analysis” section above.
(15) Represents a performance cash bonus award subject to the same provisions outlined in footnote 14 above, except that the Chief Executive Officer may reduce or eliminate this performance cash bonus in his discretion taking into account such factors as may be deemed appropriate or advisable in sizing the actual bonus amount to be paid to Mr. Uehlein pursuant to this award.
(16) Represents RSUs with a service-vesting condition. Each RSU represents the right to receive one share of our Class A Common Stock following the satisfaction of the applicable service-vesting condition. The RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of four successive equal annual installments on August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018, respectively, upon Mr. Uehlein’s continued employment with the Company through each such annual vesting date. The unvested portion of Mr. Uehlein’s RSU award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following provides certain summary information concerning outstanding equity awards held by named executive officers as of August 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Gregory W. Cappelli	176,250	58,750(3)	39.88	04/12/2017	62,000(4)	1,721,740	137,997(5)	3,832,177
	580	192(6)	47.47	07/05/2017	52(7)	1,444	—	—
	360,000	240,000(8)	16.75	03/13/2017	—	—	—	—
	—	322,356(9)	26.74	08/11/2020	—	—	—	—
Brian L. Swartz	6,032	—	68.75	04/03/2015	4,846(10)	134,573	10,734(11)	298,083
	22,432	—	67.90	07/01/2015	1,652(12)	45,876	50,676(13)	1,407,273
	37,692	—	42.27	07/05/2016	13,622(14)	378,283	—	—
	14,421	4,807(15)	47.47	07/05/2017	44,493(16)	1,235,571	—	—
	7,664	7,664(17)	36.34	07/01/2018	—	—	—	—
	26,153	78,459(18)	20.06	08/12/2019	—	—	—	—
	—	94,956(19)	26.74	08/11/2020	—	—	—	—
J. Mitchell Bowling	—	31,076(20)	25.79	12/15/2019	20,067(21)	557,261	38,896(13)	1,080,142
	—	64,280(19)	26.74	08/11/2020	62,040(22)	1,722,851	—	—
Sean B.W. Martin	22,660	—	36.58	10/14/2016	2,256(23)	62,649	5,781(11)	160,538
	24,006	8,002(24)	36.58	10/14/2016	3,266(10)	90,697	37,024(13)	1,028,156
	8,328	2,776(15)	47.47	07/05/2017	9,494(1)	263,648	12,345(25)	342,821
	3,484	3,484(17)	36.34	07/01/2018	35,145(16)	975,977	—	—
	18,081	54,243(18)	20.06	08/12/2019	19,944(26)	553,845	—	—
	—	59,408(19)	26.74	08/11/2020	—	—	—	—
Peter V. Sperling	20,000	—	72.82	09/24/2014	1,406(10)	39,045	705(11)	19,578
	30,000	—	67.03	11/07/2015	9,418(14)	261,538	21,132(13)	586,836
	25,000	—	51.33	06/23/2016	20,190(16)	560,676	—	—
	8,000	—	58.03	07/03/2017	—	—	—	—
	8,000	—	76.38	10/25/2017	—	—	—	—
	5,916	—	67.90	07/01/2015	—	—	—	—
	10,170	—	67.90	07/01/2015	—	—	—	—
	8,180	—	42.27	07/05/2016	—	—	—	—
	1,854	618(15)	47.47	07/05/2017	—	—	—	—
	5,166	15,498(18)	20.06	08/12/2019	—	—	—	—
	—	18,020(19)	26.74	08/11/2020	—	—	—	—
Curtis M. Uehlein	—	1,948(19)	26.74	08/11/2020	734(27)	20,383	7,647(28)	212,357
	—	—	—	—	19,944(29)	553,845	12,465(30)	346,153
	—	—	—	—	47,872(31)	1,329,405	—	—
(1) The unvested portion of each named executive officer’s outstanding stock option, RSU award, and PSU award will fully vest on an accelerated basis upon certain changes in control or ownership of the Company. In such event, the PSUs will be converted into actual shares of our Class A Common Stock at a conversion rate of not less than 100%. Additionally, Mr. Cappelli is entitled to a 12-month service-vesting credit in the event his employment terminates under certain specified circumstances during the service-vesting period in accordance with the terms of his respective employment agreement with the Company. These special service-vesting features are discussed further in the “Agreements Regarding Employment, Change of Control, and Termination of Employment” section below.
(2) Calculated by multiplying the number of unvested shares by $27.77, the closing selling price per share of our Class A Common Stock on August 31, 2014.
(3) These options were awarded on April 13, 2011 and will vest on April 13, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.

(4) These RSUs were awarded on April 13, 2011 and will vest and the underlying shares of our Class A Common Stock will be issued on April 13, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(5) These RSUs were awarded on August 12, 2014 and have both performance-vesting and service-vesting conditions. Should the performance goal be attained, then one-third of the RSUs will vest and the underlying shares of our Class A Common Stock will be issued upon the named executive officer’s continued employment with the Company through August 12, 2015. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on August 12, 2016 and August 12, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(6) These options were awarded on July 6, 2011 and will vest on April 13, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(7) These RSUs were awarded on July 6, 2011 and will vest and the underlying shares of our Class A Common Stock will be issued on April 13, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(8) These options were awarded on March 14, 2013 and will vest on February 12, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(9) These options were awarded on August 12, 2014 and will vest in a series of three successive equal annual installments on August 12, 2015, August 12, 2016 and August 12, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(10) These RSUs were awarded on July 6, 2011 and will vest and the underlying shares of our Class A Common Stock will be issued on July 6, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(11) These PSUs were awarded on July 2, 2012 and have both performance-vesting and service-vesting requirements. The performance-vesting requirement for 75% of the PSUs is tied to the amount by which our adjusted free cash flow realized for fiscal year 2015 exceeds our adjusted free cash flow for the base period coincident with fiscal year 2012. The performance-vesting requirement for the remaining 25% of the PSUs is tied to the amount by which our net revenue for the measurement period coincident with fiscal year 2015 fiscal year differs (in terms of the dollar amount of the positive increase or the negative decline) from our net revenue for the base period coincident with fiscal year 2012. Based on the attained performance level, the PSUs will be converted into actual shares of our Class A Common Stock by multiplying the number of PSUs subject to the award by the applicable conversion percentage that will range from 0% for non-attainment to 100% at target level attainment and up to 300% at maximum level attainment or above. The named executive officer will vest in one-third of the shares of our Class A Common Stock into which the PSUs are so converted for each fiscal year within the specified service period (our 2013, 2014, and 2015 fiscal years) that the named executive officer remains employed by the Company.
(12) These RSUs were awarded on July 2, 2012 and will vest and the underlying shares of our Class A Common Stock will be issued on July 2, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(13) These RSUs were awarded on August 12, 2014 and have both performance-vesting and service-vesting conditions. Should the performance goal be attained, 25% of the RSUs will vest and the underlying shares of our Class A Common Stock will be issued upon the named executive officer’s continued employment with the Company through August 31, 2015. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of three successive equal annual installments on August 12, 2016, August 12, 2017, and August 12, 2018, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(14) These RSUs were awarded on July 2, 2012 and will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on July 2, 2015 and July 2, 2016, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(15) These options were awarded on July 6, 2011 and will vest on July 6, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(16) These RSUs were awarded on August 13, 2013 and will vest and the underlying shares of our Class A Common Stock will be issued in a series of three successive equal annual installments on August 13, 2015, August 13, 2016, and August 13, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(17) These options were awarded on July 2, 2012 and will vest in a series of two successive equal annual installments on July 2, 2015 and July 2, 2016, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.

(18) These options were awarded on August 13, 2013 and will vest in a series of three successive equal annual installments on August 13, 2015, August 13, 2016, and August 13, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(19) These options were awarded on August 12, 2014 and will vest in a series of four successive equal annual installments on August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(20) These options were awarded on December 16, 2013 and will vest in a series of four successive equal annual installments on December 16, 2014, December 16, 2015, December 16, 2016 and December 16, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(21) These RSUs were awarded on December 16, 2013 and will vest and the underlying shares of our Class A Common Stock will be issued in a series of three successive equal annual installments on December 16, 2015, December 16, 2016 and December 16, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(22) These RSUs were awarded on December 16, 2013 and will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on December 16, 2015 and December 16, 2016, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(23) These RSUs were awarded on October 15, 2010 and will vest and the underlying shares of our Class A Common Stock will be issued on October 15, 2014 upon the named executive officer’s continued employment with the Company through such vesting date.
(24) These options were awarded on October 15, 2010 and will vest on October 15, 2014 upon the named executive officer’s continued employment with the Company through such vesting date.
(25) These RSUs were awarded on August 12, 2014 and have both performance-vesting and service-vesting conditions. Should the performance goal be attained, one-third of the RSUs will vest and the underlying shares of our Class A Common Stock will be issued upon the named executive officer’s continued employment with the Company through August 31, 2015. The remaining RSUs will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on August 12, 2016 and August 12, 2017, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(26) These RSUs were awarded on August 13, 2013 and will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on August 13, 2015 and August 13, 2016, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(27) These RSUs were awarded on May 15, 2011 and will vest and the underlying shares of our Class A Common Stock will be issued on May 15, 2015 upon the named executive officer’s continued employment with the Company through such vesting date.
(28) These PSUs were awarded on October 25, 2012 and have both performance-vesting and service-vesting conditions. The performance-vesting condition is tied to the amount by which the adjusted operating free cash flow realized by Apollo Global for the measurement period coincident with fiscal year 2015 exceeds the level of the adjusted operating free cash flow realized by Apollo Global for the base period coincident with fiscal year 2012. For both the base period and the applicable measurement period, Apollo Global’s cash flow from operations will be determined on a consolidated basis with its consolidated subsidiaries for financial reporting purposes. However, the cash flow from operations realized for the base period and the relevant measurement period will be subject to certain adjustments authorized by the Compensation Committee, and the resulting amount will constitute the adjusted operating free cash flow for the applicable period. Based on the attained performance level, the PSUs will be converted into actual shares of our Class A Common Stock by multiplying the number of PSUs subject to the award by the applicable conversion percentage that will range from 0% for non-attainment to 100% at target level attainment and up to 600% at maximum level attainment or above. The named executive officer will vest in one-third of the shares of our Class A Common Stock into which the PSUs are so converted for each fiscal year within the specified service period (our 2013, 2014, and 2015 fiscal years) that the named executive officer remains employed by the Company.
(29) These RSUs were awarded on August 13, 2013 and will vest and the underlying shares of our Class A Common Stock will be issued in a series of two successive equal annual installments on August 13, 2015 and August 13, 2016, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.
(30) These PSUs were awarded on November 25, 2013 and have both performance-vesting and service-vesting requirements. The performance-vesting requirement is tied to the amount by which the adjusted operating free cash flow realized by Apollo Global for the measurement period coincident with fiscal year 2016 exceeds the level of the adjusted operating free cash flow realized by Apollo Global for the base period coincident with fiscal year 2013. For both the base period and the applicable measurement period, Apollo Global’s cash flow from operations will be determined on a consolidated basis with its consolidated subsidiaries for financial reporting purposes. However, the cash flow from operations realized for the base period and the relevant measurement period will be subject to certain adjustments authorized by the Compensation Committee, and the resulting amount will constitute the adjusted operating free cash flow for the applicable period. Based on the attained performance level, the PSUs will be converted into actual shares of our Class A Common Stock by multiplying the number of PSUs subject to the award by the applicable conversion percentage that will range from 0% for non-attainment to 100% at target level attainment and up to 600% at maximum level attainment or above. The named executive officer will vest in one-third of the shares of our Class A Common Stock into which the PSUs are so converted for each fiscal year within the specified service period (our 2014, 2015 and 2016 fiscal years) that the named executive officer remains employed by the Company.
(31) These RSUs were awarded on August 12, 2014 and will vest in a series of four successive equal annual installments on August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018, respectively, upon the named executive officer’s continued employment with the Company through each such annual vesting date.

OPTION EXERCISES AND STOCK VESTED
The following provides certain summary information regarding the vesting of stock awards for our named executive officers during fiscal year 2014. There were no option exercises by our named executive officers during fiscal year 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Gregory W. Cappelli	126,955	3,345,961
Brian L. Swartz	39,964	1,071,290
J. Mitchell Bowling	22,199	548,981
Sean B.W. Martin	30,690	812,437
Peter V. Sperling	13,667	382,905
Curtis M. Uehlein	10,820	282,581
(1) Includes shares of our Class A Common Stock underlying certain stock awards that vested on August 31, 2014, but were not issued to our named executive officers until the Compensation Committee’s certification of the attainment of the applicable performance goal(s) on October 15, 2014.
(2) Value realized on vesting is calculated as the product of (a) the closing price of our Class A Common Stock on the vesting date and (b) the number of shares of Class A Common Stock that vested on that date.

PENSION BENEFITS
None of the named executive officers participated in any plan during the Company’s last completed fiscal year that provides for payments or other benefits in connection with retirement.

NON-QUALIFIED DEFERRED COMPENSATION
We have a Deferred Compensation Plan which provides our executive officers and other key employees with the opportunity to defer a specified percentage of their annual base salary and/or their bonus under the annual variable cash bonus plan (in each case, up to 75%). We may also make discretionary contributions to this Deferred Compensation Plan pursuant to the terms of the plans and as permitted by applicable law.
The deferred amounts, and any related contributions from the Company, are credited to a participant’s account in which the participant is immediately vested. Participant accounts are hypothetically or “notionally” invested in one or more investment funds and adjusted for gains or losses based on the rate of return on the assets in each notional investment fund. We do not guarantee any returns on participant contributions. A variety of investment funds are available for selection, and the participant may change his or her investment choices daily. The available investment funds used to track such notional investment return are substantially the same as those offered under our Employee Savings and Investment Plan. The primary investment funds selected by the named executive officers for fiscal year 2014 and the rate of return for each such fund for the period from October 1, 2013 to September 30, 2014 were as follows:

Name of Notional Fund	Rate of Return
American Century One Choice 2035	10.42%
American Funds EuroPacific Growth R5	6.93%
Columbia Small Cap Core Z	1.16%
American Century One Choice 2050	12.16%
RidgeWorth Large Cap Growth I	18.20%
Oakmark International Value Class I	(0.64)%
PIMCO Total Return Admin Shares	3.04%
Northern Mid Cap Index	11.63%
RidgeWorth Mid Cap Value I	12.62%
Distribution of the deferred account balance, including the notional investment return, is made in either a lump sum or a series of installments over a period of up to ten years (as pre-designated by the participant) following the participant’s termination of employment or upon one or more dates specified in advance by the participant. In the event the participant dies prior to receiving their entire deferred account balance, the participant’s beneficiary will receive a lump sum distribution of the remaining balance.
The following details the activity under our Deferred Compensation Plan for each named executive officer during fiscal year 2014 and their respective participant account balance as of August 31, 2014. There were no withdrawals by or distributions to our named executive officers during fiscal year 2014.

Name	Executive Contributions(1) ($)	Registrant Contributions(2) ($)	Aggregate Earnings(3) ($)	Aggregate Balance(4) ($)
Gregory W. Cappelli	—	—	—	—
Brian L. Swartz	5,125	—	2,584	15,890
J. Mitchell Bowling	—	—	—	—
Sean B.W. Martin	5,365	821	2,105	16,956
Peter V. Sperling	1,027,699	821	135,021	1,589,202
Curtis M. Uehlein	—	—	—	—
(1) Represents eligible compensation voluntarily deferred by the named executive officer during fiscal year 2014 under our Deferred Compensation Plan. For Messrs. Swartz and Martin, these amounts are included in the Salary column of the “Summary Compensation Information” table for fiscal year 2014. For Mr. Sperling, $525,000 is included in the Salary column of the “Summary Compensation Information” table for fiscal year 2014, and $502,699 is included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Information” table for fiscal year 2013.
(2) Represents Company contributions made on the named executive officer’s behalf to the Deferred Compensation Plan during fiscal year 2014. These amounts are included in the All Other Compensation column of the “Summary Compensation Information” table for fiscal year 2014.

(3) Represents the net amount credited to participant accounts based on the notional rate of return of the investments in which the participant accounts were deemed invested during fiscal year 2014. These amounts do not represent above-market earnings, and therefore are not reported in the “Summary Compensation Information” table for fiscal year 2014.
(4) Includes the following amounts reported for the named executive officers in the Salary column of the “Summary Compensation Information” table for fiscal years 2013 and 2012, respectively: $4,500 and $2,596 for Mr. Swartz; $4,500 and $2,596 for Mr. Martin; and $358,846 and $43,269 for Mr. Sperling. No other named executive officer had an outstanding balance under the Deferred Compensation Plan as of the end of fiscal years 2013 or 2012.

AGREEMENTS REGARDING EMPLOYMENT, CHANGE OF CONTROL, AND TERMINATION OF EMPLOYMENT
Other than the employment agreement with Mr. Cappelli described below, we do not have employment agreements with any of the other named executive officers.
Employment Agreement with Mr. Cappelli
During fiscal year 2014, the Compensation Committee undertook a series of negotiations with Mr. Cappelli in connection with entering into an amended and restated employment agreement extending the term of his employment agreement from August 31, 2014 to August 31, 2017 (the “Extended Employment Agreement”). The Compensation Committee was assisted in this process by its independent compensation consultant and by the Compensation Committee’s legal advisors. The primary objectives that the Compensation Committee sought to achieve in structuring the extension of Mr. Cappelli’s employment agreement may be summarized as follows:

•	Retain Mr. Cappelli’s services through the end of fiscal year 2017.

•
Maintain a total compensation package for Mr. Cappelli that is consistent with the Compensation Committee’s established practice of positioning executive officer compensation, when measured in terms of total cash compensation and the grant-date value of equity awards, at approximately the 75th percentile of the comparators.

•
Maintain an appropriate balance between short-term and long-term incentives and a substantial alignment of interests between Mr. Cappelli and the stockholders by weighting the total compensation package heavily toward long-term equity awards while providing for an annual target bonus opportunity tied to his rate of base salary that is based upon one or more short-term performance goals to be determined by the Committee annually.

The principal features of Mr. Cappelli’s Extended Employment Agreement include the following key points:

•
For fiscal year 2015, Mr. Cappelli’s annual base salary will be $1,000,000 and his target bonus will be 150% of his annual base salary. For each subsequent fiscal year within the term of the extended agreement, Mr. Cappelli’s annual base salary and target bonus will be set by the Compensation Committee, but will be set at no less than $1,000,000 and 150% of annual base salary, respectively.

•	Mr. Cappelli’s total target cash compensation described above is approximately at the 50th percentile of the comparators.

•
Mr. Cappelli will receive an annual long-term equity incentive award under the extended agreement. For the Company’s 2015 fiscal year, this long-term equity incentive award will: (1) have a grant date fair market value of $7,000,000, (2) consist of restricted stock units and stock options (as determined by the Compensation Committee), (3) vest in three successive annual installments over Mr. Cappelli’s period of continued employment with the Company, (4) in the case of options have a maximum term of six years, and (5) in the case of restricted stock units have a performance vesting condition (as determined by the Compensation Committee).

•
The total compensation package for Mr. Cappelli, when measured in terms of total cash compensation and the grant-date value of his new equity award is approximately at the 75th percentile of the comparators.

•
With respect to Mr. Cappelli’s compensation arrangements for services performed under the extended agreement after the Company’s 2015 fiscal year, the Compensation Committee will conduct an annual review of Mr. Cappelli’s annual compensation arrangements utilizing comparators data and the Company’s compensation percentile objectives versus the peer group (currently, 50th percentile for target total cash compensation and 75th percentile for target total direct compensation). Subject to the minimums described above with respect to Mr. Cappelli’s annual base salary and target bonus, this review will be subject to the Compensation Committee’s discretion to adjust Mr. Cappelli’s compensation package based on the compensation objectives set by the Compensation Committee from time to time, Mr. Cappelli’s performance, the Company’s financial performance, total stockholder return and other factors that the Compensation Committee determines to be appropriate.

The Compensation Committee believes, on the basis of the advice and guidance provided by its independent compensation consultant throughout the negotiation process, that the compensation package provided Mr. Cappelli under the extended contract is fair and reasonable when measured in terms of the relevant market data and the overall structure of that package, including the significant retention value the package provides for the next several years and the emphasis on the attainment of important strategic objectives through the performance-vesting requirements of the various equity awards.
Executive Severance Pay Plan
Our executive officers and other senior executives may be entitled to the following severance benefits under our Senior Executive Severance Pay Plan (“Severance Plan”), as amended from time-to-time, in the event their employment with the Company is involuntarily terminated other than for cause:

(i)	Separation pay in the form of salary continuation payments ranging from 18 to 24 months;

(ii)	100% of the average of the named executive officer’s annual bonuses earned for the three fiscal years preceding the fiscal year of their termination;

(iii)	A lump sum payment of estimated COBRA health care coverage costs for a period consistent with their salary continuation period;

(iv)
Limited pro-rata vesting of equity awards with such pro-rata vesting to be applied as if the annual vesting installment for the 12 month measurement period in which such termination occurs had vested in 12 successive equal monthly installments, but subject to the attainment of any applicable performance goals; and

(v)	Outplacement assistance for up to six months.
The Severance Plan as amended also allows an enhanced level of severance benefits, including longer salary continuation periods, additional vesting in outstanding RSU awards, and a pro-rata bonus payment for the year of termination, in the event of involuntary terminations during designated window periods.
As of August 31, 2014, each of the named executive officers is eligible to participate in the plan at the Grade Level indicated:

Name	Salary Continuation Period
Gregory W. Cappelli	24
Brian L. Swartz	18
J. Mitchell Bowling	18
Sean B.W. Martin	18
Peter V. Sperling	24
Curtis M. Uehlein	18
However, to the extent a named executive officer or other covered individual is entitled to severance benefits or other post-employment salary/bonus continuation payments under an employment agreement or other severance or termination arrangement in effect with the Company at the time of his or her termination of employment, then their severance benefits under the Severance Plan will be offset by the severance benefits or salary/bonus continuation payments payable under such employment agreement or other arrangement so that there will be no duplication of benefits. At present, Mr. Cappelli has an employment agreement with the Company that provide severance benefits or salary/bonus continuation payments in the event his employment is terminated under certain circumstances, and those amounts will be applied as a direct offset to their potential benefits under the Severance Plan.
The receipt of severance benefits under the Severance Plan will be conditioned upon the named executive officer’s delivery of an effective and enforceable general release of all claims against the Company and its affiliates and their compliance with certain non-competition, non-solicitation and non-disparagement covenants.
Equity Awards
Pursuant to the terms of our 2000 Stock Incentive Plan, each outstanding award under such plan will vest in full on an accelerated basis in the event of certain changes in control of the Company, including an acquisition of the Company by merger or asset sale or the acquisition of 50% or more of the Company’s outstanding Class A Common Stock.
November 2012 Cash Retention Award
The cash retention award made in November 2012 to the applicable named executive officers will vest in full on an accelerated basis in the event of certain changes in control of the Company, including an acquisition of the Company by merger or asset sale or the acquisition of 50% or more of the Company’s outstanding Class A Common Stock.

Quantification of Benefits
The charts below indicate the potential payments to which each of the named executive officers would be entitled pursuant to the employment agreements or Severance Plan provisions described above, or under the accelerated vesting provisions of equity and/or cash retention awards, both in connection with, and not in connection with, a change of control. Such amounts were calculated based on the following assumptions:

•
The named executive officer’s employment terminated on August 31, 2014 under circumstances entitling such officer to severance benefits under his employment agreement or the Severance Plan, as applicable;

•	For any severance benefits tied to the named executive officer’s annual base salary, such salary is assumed to be the respective officer’s annual base salary in effect as of August 31, 2014;

•
For any benefits tied to a change of control, the change of control is assumed to have occurred on August 31, 2014 and the change of control consideration paid per share of outstanding Class A Common Stock is assumed to be equal to the closing selling price of such common stock on August 31, 2014, which was $27.77 per share;

•
For Mr. Cappelli, the cash severance calculation consists of a separation payment equal to (A) two times his annual base salary in effect as of August 31, 2014 and (B) two times the average of his actual bonuses for fiscal years 2011, 2012 and 2013; and

•
For the other named executive officers, the cash severance calculation consists of (A) a salary continuation amount equal to base salary for the number of months specified above and (B) 100% of the average of their actual bonuses for fiscal years 2011, 2012 and 2013.

Potential Payments upon Termination in Connection with a Change of Control

Name	Cash Severance(1) ($)	Cash Retention Awards(2) ($)	Accelerated Vesting of Equity Awards(3)(4) ($)	COBRA Payment and Outplacement Services(5) ($)	Intrinsic Value of Outstanding Vested Awards(4)(6) ($)	Total Payment ($)
Gregory W. Cappelli	3,427,414	—	8,532,187	51,881	3,967,200	15,978,682
Brian L. Swartz	1,230,803	625,000	4,202,382	30,561	201,640	6,290,386
J. Mitchell Bowling	1,372,215	—	3,487,992	40,127	—	4,900,334
Sean B.W. Martin	1,272,495	791,667	3,957,735	40,480	139,405	6,201,782
Peter V. Sperling	1,547,430	—	1,605,722	52,407	39,830	3,245,389
Curtis M. Uehlein	828,421	575,000	2,464,150	30,561	—	3,898,132
(1) The cash severance amount will be payable in a series of successive equal monthly installments over the following periods, subject to any required hold-back of one or more such monthly installments under applicable tax laws:

•	12 months for Mr. Cappelli;

•	18 months for Messrs. Swartz, Bowling, Martin and Uehlein; and

•	24 months for Mr. Sperling.
(2) Includes the cash retention award amounts shown below that were unvested as of August 31, 2014. The November 2012 award will be payable in a lump sum as a result of a change of control, and the payment will be made as soon as administratively practicable after the effective date of a change of control, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the effective date of that change of control. The March 2013 award will be payable in a lump sum within 60 days following involuntary termination of employment, conditioned upon the terminating executive’s delivery of an effective and enforceable general release of all claims against the Company.

Name	November 2012 Cash Retention Award ($)	March 2013 Cash Retention Award ($)
Brian L. Swartz	125,000	500,000
Sean B.W. Martin	125,000	666,667
Curtis M. Uehlein	75,000	500,000
(3) Represents the intrinsic value of each stock option, RSU or PSU which vests on an accelerated basis upon the change of control. For stock options, the amount is calculated as the product of (A) the aggregate number of options which vest on such accelerated basis and (B) the difference between the $27.77 closing selling price of our Class A Common Stock on August 31,

2014 and the exercise price in effect for each vested option with an exercise price of less than $27.77. For RSUs and PSUs, the amount is calculated by multiplying the aggregate number of shares which vest on such accelerated basis by $27.77. Additionally, the outstanding PSUs, whether tied to the performance of the Company or Apollo Global, are deemed to convert at 100% based on an assumed attainment of the applicable performance goal at the 100% target level.
(4) Mr. Cappelli’s option grants will remain outstanding and exercisable for an extended period of 24 months after his termination under certain circumstances, as outlined above, while the option grants made to the other named executive officers will remain outstanding and exercisable for a period of 90 days post-termination.
(5) Includes six months of outplacement services valued at $4,700.
(6) Based on the difference between the $27.77 closing selling price of our Class A Common Stock on August 31, 2014 and the exercise price in effect for each outstanding option that was already vested on such date in accordance with its normal vesting schedule and had an exercise price of less than $27.77.
Potential Payments Solely upon Change of Control
Upon certain changes in control or ownership of the Company, the outstanding equity awards of each named executive officer will vest in full on an accelerated basis, yielding the same accelerated vesting dollar amounts for those awards indicated in the Accelerated Vesting of Equity Awards column of the above table for a change of control event effected on August 31, 2014, whether or not the executive officer’s employment was in fact terminated at that time.
Potential Payments upon Termination Not in Connection with a Change of Control

Name	Cash Severance(1) ($)	Cash Retention Awards(2) ($)	Accelerated Vesting of Equity Awards(3)(4)(5) ($)	COBRA Payment and Outplacement Services(6) ($)	Intrinsic Value of Outstanding Vested Awards(5)(7) ($)	Total Payment ($)
Gregory W. Cappelli	3,427,414	—	5,756,052	51,881	3,967,200	13,202,547
Brian L. Swartz	1,230,803	625,000	308,395	30,561	201,640	2,396,399
J. Mitchell Bowling	1,372,215	—	35,408	40,127	—	1,447,750
Sean B.W. Martin	1,272,495	791,667	215,717	40,480	139,405	2,459,764
Peter V. Sperling	1,547,430	—	57,214	52,407	39,830	1,696,881
Curtis M. Uehlein	828,421	575,000	314,536	30,561	—	1,748,518
(1) The cash severance amount will be payable in a series of successive equal monthly installments over the following periods, subject to any required hold-back of one or more such monthly installments under applicable tax laws:

•	12 months for Mr. Cappelli;

•	18 months for Messrs. Swartz, Bowling, Martin and Uehlein; and

•	24 months for Mr. Sperling.
(2) The cash retention awards will be payable in a lump sum within 60 days following involuntary termination of employment, conditioned upon the named executive officer’s delivery of an effective and enforceable general release of all claims against the Company.
(3) For Mr. Cappelli, represents the intrinsic value of each stock option and RSU which vests in whole or in part on an accelerated basis in connection with an involuntary termination of employment other than for “cause” or resignation for “good reason” (as such terms are defined in his Extended Employment Agreement). For stock options, the amount is calculated as the product of (A) the aggregate number of shares of our Class A Common Stock which vest on such an accelerated basis and (B) the difference between the $27.77 closing selling price of our Class A Common Stock on August 31, 2014 and the exercise price in effect for each vested option with an exercise price of less than $27.77. For RSUs, the amount is calculated by multiplying the aggregate number of shares which vest on such accelerated basis by $27.77. For each of Mr. Cappelli’s equity awards, the vesting acceleration calculation takes into account the 12-month service-vesting credit to which he would be entitled upon such termination of employment.
(4) For Messrs. Swartz, Bowling, Martin, Sperling and Uehlein, represents the intrinsic value of the limited portion of each stock option, RSU or PSU award granted after June 23, 2010, which vests on an accelerated basis under the Severance Plan in connection with an involuntary termination of employment (other than for cause). For stock options, the amount is calculated as the product of (A) the aggregate number of shares of our Class A Common Stock which vest on such an accelerated basis and (B) the difference between the $27.77 closing selling price of our Class A Common Stock on August 31, 2014 and the exercise price in effect for each vested option with an exercise price of less than $27.77. For RSUs and PSUs, the amount is calculated by multiplying the aggregate number of shares which vest on such accelerated basis by $27.77. Additionally, the outstanding PSUs, whether tied to the performance of the Company or Apollo Global, are deemed to convert at 100% based on an assumed attainment of the applicable performance goal at the 100% target level.
(5) Mr. Cappelli’s option grants will remain outstanding and exercisable for an extended period after his termination, as outlined above, while the option grants made to the other named executive officers will remain outstanding and exercisable for a period of 90 days post-termination.
(6) Includes six months of outplacement services valued at $4,700.
(7) Based on the difference between the $27.77 closing selling price of our Class A Common Stock on August 31, 2014 and the exercise price in effect for each outstanding option that was already vested on such date in accordance with its normal vesting schedule and had an exercise price of less than $27.77.
Potential Payments upon Death or Disability
Mr. Cappelli would be entitled to 12 months of service-vesting credit with respect to the unvested portion of any of his equity awards should his employment cease by reason of death or disability. The intrinsic value of each such equity award which would have vested on such a basis had the termination of Mr. Cappelli’s employment occurred on August 31, 2014 by reason of his death or disability would be $5,756,052. Mr. Cappelli’s option grants would remain outstanding and exercisable for 12 months following his termination due to death or disability. Additionally, Mr. Cappelli would receive a pro-rated bonus for the portion of the fiscal year preceding his death or disability, based on his target bonus rather than the actual performance goal attainment achieved.
The Executive Officer Performance Incentive Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the executive in the event of disability or to their estate in the case of death during the year, based on actual performance goal attainment achieved for that year. For more details on the Executive Officer Performance Incentive Plan, see discussion above in the “Grants of Plan-Based Awards” section.

DIRECTOR COMPENSATION
Our director compensation program is designed to enable continued attraction and retention of highly qualified non-employee Board members and consists of both a cash component, which is designed to compensate Board members for their service on the Board and its committees, and an equity component, which is designed to align the interests of Board members and shareholders and, by vesting over time, to create an incentive for continued service on the Board.
During fiscal year 2014, Messrs. Cappelli and Sperling, and Ms. Bishop, executive officers of the Company, did not receive any additional cash or equity compensation for their services as members of our Board of Directors.
Cash Compensation
Retainer Fees. During fiscal year 2014, our non-employee Board members received a $65,000 annual retainer or a pro-rated amount for a partial year of service. Additionally, committee chairpersons received the following annual retainers, which are paid quarterly, during fiscal year 2014:

Position	Retainer ($)
Lead Independent Director	30,000
Audit Committee Chair	20,000
Compensation Committee Chair	18,000
Nominating and Governance Committee Chair	16,000
Special Litigation Committee Chair	20,000
Finance Committee Chair	16,000
Meeting Fees. Non-employee Board members did not receive any fees for Board meetings attended. Committee members received the following amounts for each committee meeting attended:

Committee	Fee ($)
Independent Directors	2,000
Audit and Special Litigation Committees	2,000
Compensation, Nominating and Governance, and Finance Committees	1,500
The meeting fee for each of the various Board Committees is reduced by 50% if the duration of the meeting is less than one hour.
Expenses. We reimburse our non-employee Board members for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors and Committee meetings.
Equity Compensation
None of the non-employee Board members were granted stock options for their fiscal year 2014 or 2015 Board service. The following details the restricted stock unit awards granted to each of our non-employee Board members for their fiscal year 2014 and 2015 Board service:

Fiscal Year	Grant Date	Shares (#)	Grant Date Fair Value(1) ($)	Vesting Date
2014(2)	August 13, 2013	10,469	210,008	August 31, 2014
2015	August 12, 2014	7,106	190,014	August 31, 2015
(1) Determined in accordance with ASC 718 and calculated by multiplying the number of shares of the Class A Common Stock underlying the restricted stock unit award by the closing selling price per share of our common stock as of the respective grant date.
(2) Ms. Born did not receive an award as part of the August 13, 2013 grant as she was not a member of the Board on that date. However, in connection with her appointment to the Board on March 20, 2014, Ms. Born received a pro-rata award of restricted stock units covering 2,833 shares of the Company’s Class A Common Stock for her fiscal year 2014 Board service, with a grant-date fair value of $94,962. The restricted stock units vested upon Ms. Born’s continuation in Board service through August 31, 2014.

Each restricted stock unit award granted entitles the Board member to one share of the Company’s Class A Common Stock on the vesting date of that unit upon the director’s continuation in the Board service, unless the issuance of such vested share is subject to a deferral election, as described further below.
Director Compensation
The following summarizes the compensation of each non-employee who served as a member of our Board of Directors during fiscal year 2014:

	Fees Earned or Paid in Cash(1)
Name	Annual Retainer ($)	Committee Meeting Fees ($)	Committee Chairperson - Additional Retainer ($)	Total ($)	Stock Awards(2) ($)	Total ($)
Dana H. Born	29,144	16,000	—	45,144	284,976	330,120
Matthew Carter, Jr.	65,000	31,000	—	96,000	190,014	286,014
Richard H. Dozer	65,000	32,500	—	97,500	190,014	287,514
Dr. Roy A. Herberger, Jr.	65,000	25,750	64,000	154,750	190,014	344,764
Dr. Ann Kirschner	65,000	25,750	—	90,750	190,014	280,764
Robert S. Murley	65,000	35,000	56,000	156,000	190,014	346,014
Manuel F. Rivelo	65,000	37,500	—	102,500	190,014	292,514
Darby E. Shupp(3)	65,000	—	—	65,000	190,014	255,014
Allen R. Weiss	65,000	30,250	—	95,250	190,014	285,264
(1) Represents fees earned by each Board member during fiscal year 2014 for service in such capacity and as a member of one or more Board committees, regardless of whether the fees were actually paid during the fiscal year. No other cash compensation was paid to those Board members for fiscal year 2014.
(2) Represents the grant-date fair value of each restricted stock unit award made to the non-employee Board member during fiscal year 2014. None of the non-employee Board members were granted stock options for their fiscal year 2014 or 2015 Board service.
The following summarizes the aggregate number of shares of our Class A Common Stock subject to outstanding restricted stock units and the number of shares subject to outstanding and unexercised option awards held by non-employee Board members as of August 31, 2014:

Name	Number of Shares of Class A Common Stock Subject to All Outstanding Restricted Stock Units Held as of August 31, 2014 (#)	Number of Shares of Class A Common Stock Subject to All Outstanding Options Held as of August 31, 2014 (#)
Dana H. Born	7,106	—
Matthew Carter, Jr.	7,106	2,847
Richard H. Dozer	7,106	6,122
Dr. Roy A. Herberger, Jr.	7,106	38,519
Dr. Ann Kirschner	7,106	35,519
Robert S. Murley	7,106	8,018
Manuel F. Rivelo	7,106	25,519
Darby E. Shupp	7,106	12,242
Allen R. Weiss	7,106	5,425
(3) Ms. Shupp is provided office space and related services by Apollo in connection with her services as an executive employee of a holding company wholly-owned by the late Dr. John Sperling. We do not believe that any incremental costs have been incurred in connection with those items and accordingly, no compensation has been attributed to Ms. Shupp for those items.
Deferral Election Program for Non-Employee Board Members
We have a deferral election program that provides each non-employee Board member with the opportunity to defer up to 100% of annual retainer fees payable for service on the Board or any Board committee. The deferral election must be made prior to the start of the calendar year for which the retainer fees subject to the election are to be earned.
During the deferral period, deferred annual retainer fees are credited with an investment return based on the investment funds the non-employee Board member selects to measure that return. The available investment funds are substantially the same as those offered under our Employee Savings and Investment Plan, and the non-employee Board member may change investment choices daily.
Each non-employee Board member may also file a deferral election with respect to the shares of our Class A Common Stock that vest and become issuable under any restricted stock unit awards made to him or her while the program is in effect. The election must be made prior to the start of the calendar year in which the restricted stock units subject to that election are awarded. The non-employee Board member may elect to defer up to 100% of the shares subject to the restricted stock unit award or a designated dollar amount of those shares in any multiple of $1,000.
The fees deferred for each calendar year, together with the credited investment return, and/or the deferred shares, are distributed in either a lump sum or a series of annual installments over a period of up to 10 years (as specified by the non-employee Board member in their deferral election for that year) following their cessation of Board service. In the event the non-employee Board member dies prior to receiving their entire deferred fees and/or shares under the program, the non-employee Board member’s beneficiary will receive a lump sum distribution of the remaining fees and/or shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is solely responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm. Before selecting our independent registered public accounting firm, the Audit Committee considers various factors, including the firm’s performance and qualifications, independence and integrity. As a result of this process, the Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for the fiscal year ending August 31, 2015. Deloitte has served as our independent registered public accounting firm since our fiscal year ended August 31, 2004.
The Board, following the Audit Committee’s selection, has unanimously recommended that the holders of Class B Common Stock vote for ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015. Representatives of Deloitte are expected to be present at the Annual Meeting of Class A Shareholders, will have the opportunity to make a statement, and will be available to respond to questions.
Pre-Approval Policies and Procedures
The Audit Committee pre-approves, directly and through delegated authority to the chair of the Audit Committee, all engagements of Deloitte to provide services to the Company and its subsidiaries. During fiscal year 2014, no non-audit services under the de minimis provisions described in the applicable Securities and Exchange Commission rules and regulations were provided without pre-approval by the Audit Committee.
Independence Assessment by Audit Committee
The Company’s Audit Committee determined that the services provided by Deloitte as set forth herein are compatible with maintaining Deloitte’s independence, and all non-audit related fees and services were approved by the Audit Committee.
Independent Registered Public Accounting Firm Fees
The following is a summary of the fees billed to us by Deloitte and Deloitte Tax LLP for professional services provided for fiscal years 2014 and 2013:

Fee Category	2014	2013
Audit Fees(1)
SEC filings and subsidiary stand-alone financial statements	$2,260,000	$2,072,000
Compliance and regulatory audits	417,000	347,000
Tax Fees(2)	122,000	223,000
All Other Fees(3)	3,000	76,000
Total Fees	$2,802,000	$2,718,000
(1) Consists of fees for professional services provided in connection with the annual audit of our consolidated and subsidiary stand-alone financial statements, audit of our internal control over financial reporting, review of our quarterly consolidated financial statements, and audit services performed in connection with other statutory and regulatory filings.
(2) Consists of fees for professional services for tax compliance, tax planning, and tax advice, including assistance regarding tax audit defense and mergers and acquisitions.
(3) Consists of fees for permitted services other than audit and tax fees, and includes accounting subscriptions and continuing professional education training activities.

BOARD AUDIT COMMITTEE REPORT ON AUDIT RELATED MATTERS
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Apollo Education Group specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee’s charter adopted by the Board and last amended December 12, 2013. The charter is available on the Investor Relations section of the Company’s website at http://www.apollo.edu.
The Audit Committee is composed of six directors, all of whom meet the standards of independence adopted by the Securities and Exchange Commission. The Audit Committee appoints and approves in advance all services to be performed by Deloitte and Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm.
Management is responsible for the Company’s financial statements and reporting process, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has reviewed and discussed the Company’s 2014 Annual Report on Form 10-K, including the audited consolidated financial statements of the Company and Management’s Report on Internal Control over Financial Reporting for the year ended August 31, 2014, with management and with representatives of Deloitte.
The Audit Committee has also discussed with Deloitte the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee has received from Deloitte the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Committee concerning independence, and has discussed with Deloitte its independence.
The Audit Committee has considered whether the provision to the Company by Deloitte of limited non-audit services is compatible with maintaining the independence of Deloitte. The Audit Committee has satisfied itself as to the independence of Deloitte.
Based on the above review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014.
Submitted by:
Robert S. Murley, Chair
Dana H. Born
Matthew Carter, Jr.
Richard H. Dozer
Manuel F. Rivelo
Allen R. Weiss

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below presents certain information regarding the beneficial ownership of our Class A Common Stock and Class B Common Stock as of October 31, 2014, by the following:

•	Each entity we know to own 5% or more of our Class B Common Stock;

•	Each of our directors;

•	Each of our named executive officers;

•	All of our directors and executive officers as a group; and

•	The John Sperling Revocable Trust.
We determined beneficial ownership in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. As defined by such rules, each entity or person is deemed to be a “beneficial owner” if the entity or person has or shares the power to vote or direct the voting of a security or the power to dispose or direct the disposition of such security. To our knowledge, our deemed beneficial owners have sole voting and investment power with respect to their shares of Class A Common Stock or Class B Common Stock, except to the extent that authority is shared by spouses under applicable law or as otherwise noted. The address of each beneficial owner named in the table below is in care of Apollo Education Group, Inc., 4025 South Riverpoint Parkway, Phoenix, Arizona 85040.
We determined the applicable ownership percentage for each beneficial owner based on 108,006,963 shares and 475,149 shares of our outstanding Class A and Class B Common Stock, respectively, as of October 31, 2014. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Class A Common Stock			Class B Common Stock
Beneficial Owner	Shares Beneficially Owned(1) (#)		Percent of Class Owned (%)	Shares Beneficially Owned (#)		Percent of Class Owned (%)
John Sperling Revocable Trust(2)	6,950,088	(3)	6.4	—		—
Peter V. Sperling	5,273,784	(4)	4.9	232,068	(5)	48.8
Gregory W. Cappelli	823,829		*	—		—
Apollo Class B Voting Stock Trust No. 1(6)	243,080	(7)	*	243,080		51.2
Brian L. Swartz	135,873		*	—		—
Terri C. Bishop	115,315	(8)	*
Sean B.W. Martin	98,366	(9)	*	—		—
Dr. Roy A. Herberger, Jr.	78,982		*	—		—
Dr. Ann Kirschner	67,835	(10)	*	—		—
Manuel F. Rivelo	40,283		*	—		—
Robert S. Murley	37,831		*	—		—
Darby E. Shupp	31,378		*	—		—
Matthew Carter, Jr.	30,016		*	—		—
Richard H. Dozer	24,223		*	—		—
Allen R. Weiss	22,970		*	—		—
J. Mitchell Bowling	22,778		*	—		—
Dr. Dana H. Born	2,833		*	—		—
Curtis M. Uehlein	—		*	—		—
All Executive Officers and Directors (18 persons)	6,883,393		6.3	232,068		48.8

(1) Includes the following shares of our Class A Common Stock that each beneficial owner has the right to acquire within 60 days of October 31, 2014:

Beneficial Owner	Shares (#)
John Sperling Revocable Trust	—
Peter V. Sperling	102,286
Gregory W. Cappelli	536,830
Apollo Class B Voting Stock Trust No. 1	—
Brian L. Swartz	114,394
Terri C. Bishop	86,851
Sean B.W. Martin	84,561
Dr. Roy A. Herberger, Jr.	48,748
Dr. Ann Kirschner	40,896
Manuel F. Rivelo	27,021
Robert S. Murley	18,487
Darby E. Shupp	12,242
Matthew Carter, Jr.	13,316
Richard H. Dozer	6,122
Allen R. Weiss	5,425
J. Mitchell Bowling	7,769
Dr. Dana H. Born	—
Curtis M. Uehlein	—
All Executive Officers and Directors (18 persons)	1,164,318
(2) The trustees of the John Sperling Revocable Trust are Peter Sperling, Terri Bishop, and Darby Shupp, each of whom disclaims beneficial ownership of the shares held by the trust.
(3) Includes 791,486 shares pledged as security for various obligations of the John Sperling Revocable Trust.
(4) Includes the following:

•	800,000 shares of Class A Common Stock held by the John Sperling 1994 Irrevocable Trust, of which Mr. Sperling is the sole trustee;

•	551,156 shares of Class A Common Stock held by the Peter V. Sperling Revocable Trust, of which Mr. Sperling is the sole trustee;

•	946,036 shares held by Aurora Foundation, a tax-exempt organization of which Peter Sperling is the investment trustee;

•
232,067 shares of Class A Common Stock that the Peter Sperling Voting Stock Trust, of which Mr. Sperling is the sole trustee, has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B Common Stock; and

•	1 share that Mr. Sperling has the right to acquire at any time upon conversion of his share of Class B Common Stock.
Of the shares currently directly and indirectly owned by Mr. Sperling, 2,749,431 shares are pledged as security for his various obligations.
(5) Includes 232,067 shares of Class B Common Stock held by the revocable Peter Sperling Voting Stock Trust.
(6) The trustees of the Apollo Class B Voting Stock Trust No. 1 are Peter Sperling, Terri Bishop, and Darby Shupp, each of whom disclaims beneficial ownership of the shares held by the trust.
(7) Represents 243,080 shares of Class A Common Stock that the Apollo Class B Voting Stock Trust No. 1 has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B Common Stock.

(8) Includes 28,464 shares of our Class A Common Stock held by the TTEES Bishop Family Trust, of which Ms. Bishop is a co-trustee.
(9) Includes 13,805 shares of our Class A Common Stock held by the Martin Family Trust, of which Mr. Martin is a co-trustee.
(10) Includes 5 shares of our Class A Common Stock held jointly in a custodial account by Dr. Kirschner with another person.

EQUITY COMPENSATION PLAN INFORMATION
The following details our equity compensation plan information as of August 31, 2014:

Plan Category	A. Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	B. Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1) ($)	C. Number of Shares Remaining Available for Future Issuance (excluding Securities Reflected in Column A) (#)
Equity compensation plans approved by shareholders(2)	8,703,471(3)	37.48	9,373,278(4)
Equity compensation plans not approved by shareholders(5)	N/A	N/A	N/A
Total	8,703,471	37.48	9,373,278
(1) The weighted average exercise price is calculated based solely on the exercise price of outstanding stock options and does not reflect the shares of Class A Common Stock that will be issued upon the vesting of outstanding restricted stock units and performance share unit awards, which have no exercise price.
(2) Consists of our 2000 Stock Incentive Plan and our Third Amended and Restated 1994 Employee Stock Purchase Plan (“Purchase Plan”).
(3) Includes 3,476,965 shares of Class A Common Stock subject to outstanding options, 4,047,507 shares of Class A Common Stock subject to outstanding restricted stock units and 1,178,999 shares of Class A Common Stock (at maximum level of attainment) subject to outstanding performance share unit awards that will entitle each holder to the issuance of one or more shares of Class A Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes outstanding purchase rights under the Purchase Plan.
(4) Includes 5,361,369 shares of Class A Common Stock available for issuance under the 2000 Stock Incentive Plan and 4,011,909 shares of Class A Common Stock reserved for issuance under the Purchase Plan. Shares of Class A Common Stock available for issuance under the 2000 Stock Incentive Plan can be granted pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, performance share awards and other stock-based awards to officers, certain employees, and the non-employee members of our Board of Directors.
(5) The table does not include equity awards that we assumed in connection with our acquisitions of other companies because we did not originally grant those particular awards and no further grants may be made under such assumed plans. As of August 31, 2014, 28,221 shares with a weighted average exercise price of $88.59 per share were subject to outstanding options and stock appreciation rights under those assumed plans and agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC reports regarding their initial ownership and changes in their beneficial ownership of our securities. Directors, executive officers, and greater than 10% beneficial owners of our Class A Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, or written representations that no forms were required, we believe that, during the fiscal year ended August 31, 2014, our directors, officers and beneficial owners of greater than 10% of our Class A Common Stock complied with the filing requirements of Section 16(a), with the exceptions noted below:

•
An amended Form 4 report was filed by the Company on behalf of Gregory Cappelli on June 3, 2014 with respect to the April 13, 2014 withholding of 36,672 shares to satisfy our tax withholding obligation upon the vesting of RSUs and the issuance of the underlying shares of our Class A Common Stock. The reported shares withheld were adjusted to correct the amount originally disclosed in a prior Form 4 report.

•
A Form 4 report was filed by the Company on behalf of Sean Martin on September 4, 2014 which included a correction to the Form 4 filed on August 14, 2014 with respect to 7,188 shares that were inadvertently included in both Mr. Martin’s direct and indirect beneficial ownership holdings.